IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

§

In re: §Chapter 11

§

APPROACH RESOURCES INC., et al.,§ Case No. 19-36444 (MI)

§

§(Jointly Administered)

Debtors.1§

§

SECOND AMENDED JOINT PLAN OF LIQUIDATION OF
APPROACH RESOURCES INC. AND ITS DEBTOR AFFILIATES
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DATED: DECEMBER 14, 2020

THOMPSON & KNIGHT LLPTHOMPSON & KNIGHT LLP

David M. BennettDemetra Liggins

State Bar No. 02139600State Bar No. 24026844

Email: david.bennett@tklaw.comEmail: demetra.liggins@tklaw.com

1722 Routh St., Suite 1500Anthony F. Pirraglia

Dallas, TX 75201State Bar No. 24103017
Telephone:  (214) 969-1700Email: anthony.pirraglia@tklaw.com
Facsimile:   (214) 969-1751811 Main Street, Suite 2500
Houston, TX 77002

Telephone:  (713) 654-8111

Facsimile:   (713) 654-1871

COUNSEL FOR DEBTORS AND DEBTORS IN POSSESSION

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Approach Resources Inc. (4817); Approach Midstream Holdings LLC (4122); Approach Oil & Gas Inc. (7957); Approach Operating, LLC (1981); Approach Delaware, LLC (7483); Approach Services, LLC (3806); and Approach Resources I, LP (5316).  The Debtors’ mailing address is One Ridgmar Centre, 6500 West Freeway, Suite 900, Fort Worth, Texas 76116.

Chapter 11 Plan

TABLE OF CONTENTS

Article I DEFINED TERMS, RULES OF CONSTRUCTION AND INTERPRETATION, AND COMPUTATION OF TIME	2
Section 1.01	Scope of Defined Terms; Rules of Construction and Interpretation2
Section 1.02	Defined Terms2
Section 1.03	Computation of Time17
Section 1.04	Reference to Monetary Figures17
Section 1.05	Exhibits and Plan Supplement17
Article II TREATMENT OF UNCLASSIFIED CLAIMS AGAINST THE DEBTORS	18
Section 2.01	Administrative Claims18
Section 2.02	Administrative Claims Bar Date18
Section 2.03	Priority Tax Claims19
Section 2.04	Professional Fee Claims19
Section 2.05	DIP Facility Claims20
Section 2.06	Statutory Fees20
Article III CLASSIFICATION OF CLAIMS AND INTERESTS	20
Section 3.01	General Notes on Classification and Treatment of Classified Claims and Interests20
Section 3.02	Voting; Presumptions20
Section 3.03	Identification of Claims and Interests21
Article IV TREATMENT OF CLAIMS AND INTERESTS	22
Section 4.01	Priority Non-Tax Claims22
Section 4.02	Prepetition Secured Claims22
Section 4.03	Miscellaneous Secured Claims23
Section 4.04	Class 4 GUC Claims24
Section 4.05	Intercompany Claims24
Section 4.06	Interests24
Article V ACCEPTANCE OR REJECTION OF THIS PLAN	25
Section 5.01	Designation of Unimpaired Classes25
Section 5.02	Designation of Impaired Classes25
Section 5.03	Classes Entitled to Vote25
Section 5.04	Classes Not Entitled to Vote25
Section 5.05	Sources of Cash for Distributions25
Section 5.06	Cram Down – Nonconsensual Confirmation25
Article VI MEANS FOR IMPLEMENTATION OF THIS PLAN AND POST EFFECTIVE DATE GOVERNANCE	26
Section 6.01	Plan Funding26
Section 6.02	Application of Available Cash26
Section 6.03	Retained Causes of Action26
Section 6.04	Vesting of Assets in the Post-Effective Date Debtors26
Section 6.05	Corporate Form27

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Section 6.06	Officers and Directors27
Section 6.07	Corporate Existence27
Section 6.08	Cancellation of Notes, Instruments, Certificates, and Other Documents27
Section 6.09	Authorization for Transactions29
Section 6.10	Preservation of Rights of Action; Settlement29
Section 6.11	Employee Benefit Plans30
Section 6.12	Exclusivity Period30
Section 6.13	Effectuating Documents30
Section 6.14	Exemption from Certain Transfer Taxes30
Section 6.15	Plan Administrator Closing of the Chapter 11 Cases31
Article VII PLAN ADMINISTRATOR	31
Section 7.01	The Plan Administrator Agreement31
Section 7.02	The Plan Administrator31
Section 7.03	Retention of Professionals32
Section 7.04	Compensation of the Plan Administrator32
Section 7.05	Liability; Indemnification32
Section 7.06	Powers and Duties of the Plan Administrator33
Section 7.07	Access and Preservation of Records34
Section 7.08	Distribution Procedures34
Section 7.09	Closing of the Chapter 11 Cases35
Section 7.10	Termination35
Section 7.11	Maintenance of Books and Records35
Article VIII PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY	36
Section 8.01	Timing and Delivery of Distributions36
Section 8.02	Method of Cash Distributions36
Section 8.03	Failure to Negotiate Checks36
Section 8.04	Fractional Dollars36
Section 8.05	Compliance with Tax Requirements36
Section 8.06	De Minimis Distributions37
Section 8.07	Setoffs37
Section 8.08	Distribution Record Date37
Section 8.09	Date of Distributions on Account of Allowed Claims38
Section 8.10	No Distributions Pending Allowance38
Section 8.11	Distributions After Allowance38
Article IX RESERVES AND POST-EFFECTIVE DATE Agent Professional RETAINERS	39
Section 9.01	Establishment of Distribution Reserve Accounts39
Section 9.02	Undeliverable Distribution Reserve39
Section 9.03	Budgeted Claims Reserve Distribution40
Section 9.04	Gift Reserve Distribution40
Section 9.05	Post-Effective Date Agent Professional Retainers40
Section 9.06	Professional Fee Claims Reserve Distribution40
Article X EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS	40

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Section 10.01	Assumption/Rejection40
Section 10.02	Cure Amounts41
Section 10.03	Insurance Policies42
Section 10.04	Claims Based on Rejection of Executory Contracts and Unexpired Leases42
Section 10.05	Reservation of Rights43
Section 10.06	Nonoccurrence of Effective Date43
Article XI PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS	43
Section 11.01	Expunging of Certain Claims43
Section 11.02	Objections to Claims43
Section 11.03	Estimation of Claims44
Section 11.04	Reduction of Claims44
Article XII CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN	45
Section 12.01	Occurrence of the Effective Date45
Section 12.02	Substantial Consummation45
Section 12.03	Waiver of Conditions45
Section 12.04	Revocation, Withdrawal, or Non-Consummation46
Article XIII AMENDMENTS AND MODIFICATIONS	46
Article XIV RETENTION OF JURISDICTION	46
Article XV EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS	48
Section 15.01	Compromise and Settlements48
Section 15.02	Satisfaction of Claims49
Section 15.03	Releases49
Section 15.04	Exculpation52
Section 15.05	Permanent Injunction52
Section 15.06	Setoffs54
Section 15.07	Recoupment54
Section 15.08	Release of Liens55
Section 15.09	Good Faith55
Article XVI MISCELLANEOUS PROVISIONS	55
Section 16.01	Severability of Plan Provisions55
Section 16.02	Successors and Assigns56
Section 16.03	Binding Effect56
Section 16.04	Notices56
Section 16.05	Term of Injunctions or Stay57
Section 16.06	No Admissions57
Section 16.07	Notice of the Effective Date57
Section 16.08	Default Under Plan57
Section 16.09	Governing Law58
Section 16.10	Plan Documents58
Section 16.11	Entire Agreement58
Article XVII CONFIRMATION REQUEST	58

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INTRODUCTION

Approach Resources Inc. and its debtor affiliates, as debtors and debtors-in-possession in the above-captioned Cases filed for voluntary chapter 11 bankruptcy protection on November 18, 2019. This Plan provides for the treatment of outstanding creditor Claims against, and Interests in, the Debtors.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, historical financial information, and assets, and for a summary and description of this Plan and certain related matters.  No materials other than the Disclosure Statement, this Plan and any exhibits and schedules attached hereto or thereto or referenced herein or therein have been authorized by the Debtors for use in soliciting acceptances or rejections of this Plan.

As more fully described in the Disclosure Statement, the Debtors previously determined, in the discharge of their fiduciary duties, that the sale of substantially all of the Debtors’ assets pursuant to Section 363 of the Bankruptcy Code was in the best interests of the Debtors, their creditors, and their Estates.  The Debtors closed the sale of the Acquired Property to the Purchaser pursuant to the Asset Purchase Agreement and Sale Order on September 30, 2020.  This Plan proposes to, among other things, distribute certain proceeds from such sale and the Debtors’ other assets (consisting primarily of Available Cash) in accordance with the provisions herein.  The execution and consummation of this Plan will be facilitated through the appointment of a Plan Administrator who shall, among other things, resolve and compromise Claims, distribute the Debtors’ remaining assets, and wind-down the Debtors’ affairs.

As more fully described herein, subject to certain terms and conditions, the Plan generally provides for, among other things, (a) the payment in full of all Allowed Administrative Claims, DIP Facility Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, and Allowed Miscellaneous Secured Claims; (b) payment to the Prepetition Secured Lenders of all amounts not otherwise distributed pursuant to the Plan; (c) payment to Holders of Class 4 GUC Claims of their Pro Rata share of the distributions made from the Gift Reserve; and (d) the cancellation and extinguishment of Allowed Interests and Intercompany Claims, such that Holders of Interests and Intercompany Claims shall not receive or retain any property or assets on account of their Interests or Claims.2

ALL HOLDERS OF CLAIMS OR INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING ON THIS PLAN.

[2]	The description of the treatment of Claims in this Introduction is for illustrative purposes only and is qualified in its entirety by the terms and conditions of the Plan.

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Article I

DEFINED TERMS, RULES OF CONSTRUCTION AND INTERPRETATION,
AND COMPUTATION OF TIME

Section 1.01	Scope of Defined Terms; Rules of Construction and Interpretation

For purposes of this Plan, except as expressly defined elsewhere in this Plan or unless the context otherwise requires, all capitalized terms used herein shall have the meanings ascribed to them in Article I of this Plan.  Any term used but not defined herein that is defined in the Bankruptcy Code or the Bankruptcy Rules, as the case may be, shall have the meaning ascribed in the Bankruptcy Code or the Bankruptcy Rules.  Whenever the context requires, such terms shall include the plural as well as the singular.  The masculine gender shall include the feminine, and the feminine gender shall include the masculine. The terms “and” and “or,” as used herein, shall be construed both conjunctively and disjunctively, and each shall include the other whenever applicable.

For purposes of this Plan, (a) except as provided in Article XIII, any reference in this Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (b) except as provided in Article XIII, any reference in this Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit as it may have been or may be amended, modified, or supplemented as permitted herein; (c) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to this Plan; (d) the words “herein,” “hereto,” and “hereof” refer to this Plan in its entirety rather than to a particular portion of this Plan; (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

Section 1.02	Defined Terms

(1)Acquired Property means the Debtors’ assets and properties that were purchased by the Purchaser pursuant to the Asset Purchase Agreement and the Sale Order.

(2)Administrative Claims means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of Title 28 of the United States Code; (c) all Allowed Professional Fee Claims; (d) any Cure Costs; and (e) all Claims for compensation or expense reimbursement for making a substantial contribution in the Cases Allowed by the Bankruptcy Court pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; provided, however, that, for the avoidance of doubt, any Claim assumed by the Purchaser shall not be an Administrative Claim.

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(3)Administrative Claims Bar Date shall have the meaning set forth in Section 2.02 of this Plan.

(4)Adequate Protection Liens has the meaning set forth in the DIP Orders.

(5)Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.  For purposes of Article XVI of this Plan and the definition of Related Person, an Affiliate of a Person shall also include another Person controlling, controlled by, or under common control with such first Person. For purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(6)Agent means, collectively, the DIP Agent and the Prepetition Agent.3

(7)Allowed means with reference to any Claim or Interest: any Claim or Interest or any portion thereof (a) as to which no objection to allowance has been interposed on or before the later of (i) the Claim Objection Deadline or (ii) the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or is listed on the Bankruptcy Schedules as liquidated, non-contingent, and undisputed; (b) as to which any objection to its allowance has been settled, waived through payment, or withdrawn, as permitted herein, or denied by a Final Order; (c) as to which liability of the Debtors and the amount thereof has been determined and expressly allowed by this Plan or a Final Order; (d) as to which the liability of the Debtors and the amount thereof are determined and expressly allowed by Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (e) that is expressly deemed allowed in a liquidated amount in this Plan; provided, however, that with respect to an Administrative Claim, “Allowed Administrative Claim” means an Administrative Claim as to which a timely request for payment has been made by the Administrative Claims Bar Date in accordance with this Plan (if such written request is required) or other Administrative Claim, in each case as to which the Debtors, the Agent, or the Plan Administrator (i) have not interposed a timely objection or (ii) have interposed a timely objection and such objection has been settled, waived through payment or withdrawn, as permitted herein, or denied by a Final Order; provided further that, except as otherwise set forth herein, the amount of any Secured Claim or Miscellaneous Secured Claim for purposes of this Plan shall be determined in accordance with the Bankruptcy Code, including without limitation sections 502(b)(6), 503(b), and 506.

(8)Alpine means Alpine Energy Acquisitions, LLC.

[3]

No determination, agreement, decision, consent, election, approval, acceptance, waiver, designation, authorization, or other similar circumstance or matter of or by the Agent hereunder or related hereto (the “Agent Consent”) requested of the Agent by the Debtors, the Post-Effective Date Debtors, or the Plan Administrator pursuant to the terms of this Plan or otherwise shall be inferred from any action, inaction, or acquiescence of the Agent, and shall not be given other than by a writing acceptable to the Agent that is signed by the Agent or its authorized representative or attorney and expressly states such Agent Consent or by announcement on the record at a hearing in these Cases, without limitation.

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(9)Alpine APA means that certain asset purchase agreement between Alpine and the Debtors dated February 4, 2020.

(10)Alpine Sale means the sale of substantially all of the Debtors’ assets to Alpine, which was approved by the Alpine Sale Order but did not close.

(11)Alpine Sale Order means the order approving the sale of substantially all of the Debtors’ assets to Alpine [Dkt. No. 301].

(12)Alpine Settlement Agreement means the settlement agreement attached as an exhibit to the Alpine Settlement Order.

(13)Alpine Settlement Order means the Order Approving Settlement Among the Debtors, Alpine Energy Acquisitions, LLC and Alpine Energy Capital, LLC [Dkt. No. 499].

(14)Asset Purchase Agreement means the agreement for the purchase and sale of the Acquired Property between the Debtors and the Purchaser, as approved by the Bankruptcy Court, as amended and restated, or otherwise modified from time to time.

(15)Assets means all of the Debtors’ assets and property existing as of the Effective Date.

(16)Assigned Contracts means any and all executory contracts and unexpired leases (a) designated by the Purchaser as an Assigned Contract, and (b) assumed by the Debtors and assigned to the Purchaser, on or before the Closing Date, pursuant to the Asset Purchase Agreement.

(17)Available Cash means (a) all Cash and Cash Equivalents of the Debtors, determined in accordance with generally accepted accounting principles in the United States, as of the Effective Date (including the amount of any retainer or deposit held by a party which is required to be returned to the Debtors under the Plan or otherwise), and (b) all other Cash and Cash Equivalents in which the Post-Effective Date Debtors may hold an interest.

(18)Avoidance Actions means any and all actual or potential Claims or Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a).

(19)Avoidance Actions Proceeds means the proceeds of the resolution of Avoidance Actions.

(20)Ballot means the document for accepting or rejecting this Plan, in the form approved by the Bankruptcy Court.

(21)Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date as heretofore or hereafter amended.

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(22)Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or any other bankruptcy court having jurisdiction over the Cases from time to time.

(23)Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Cases or proceedings therein, as the case may be.

(24)Bankruptcy Schedules means the schedules of assets and liabilities, lists of executory contracts and unexpired leases, and related information Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b), as such schedules may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

(25)Bankruptcy SOFAs means the statements of financial affairs and related financial information Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b), as such statements may be amended or supplemented from time to time as permitted hereunder in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

(26)Bar Date means the Administrative Claims Bar Date, the General Bar Date, or the Governmental Unit Bar Date, as applicable.

(27)Budgeted Claims Reserve means the Distribution Reserve Account established for the payment of Budgeted Expenses (other than Plan Administrator Expenses and Indenture Trustee Distribution, both of which shall be paid from the Gift Reserve, and Allowed Professional Fee Claims, which shall be paid from the Professional Fee Claim Reserve), but only to the extent any such Budgeted Expense is not greater than the budgeted line item for such Budgeted Expense in the Wind-Down Budget and such Budgeted Expense exceeds the amount of any retainer or deposit held by the party to whom the Budgeted Expense is owed.

(28)Budgeted Expenses means any accrued and unpaid Claim as of the Effective Date that is authorized to be paid under the DIP Budget and/or the Wind-Down Budget (other than the Gift Reserve), including, but not limited to, (a) budgeted (i) Allowed Administrative Claims, (ii) Allowed Professional Fee Claims, (iii) Allowed Priority Tax Claims, (iv) Allowed Priority Non-Tax Claims, (v) Allowed Miscellaneous Secured Claims, (vi) Allowed KEIP obligations, and (vii) Allowed Severance Plan obligations, and (b) other costs of the Wind-Down that are authorized to be paid under the Wind-Down Budget.

(29)Business Day means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in Houston, Texas.

(30)Cases means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court; and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

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(31)Cash means legal currency of the United States of America or equivalents thereof, including bank deposits and checks.

(32)Cash Equivalents means any item or asset of the Debtors readily converted to Cash, such as bank accounts, marketable securities, treasury bills, certificate of deposit, commercial paper maturing less than one year from date of issue, or other liquid investments.

(33)Causes of Action means all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, or any other claims whatsoever, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring through the Effective Date.

(34)Charging Lien means the Indenture Trustee’s lien and priority of payment rights under the Indenture or applicable law.

(35)Claim means a claim, whether or not asserted or Allowed, as defined in section 101(5) of the Bankruptcy Code.

(36)Claim Objection Deadline means the first Business Day, which is at least 120 days after the Effective Date, or such later date as may be established by the Bankruptcy Court in accordance with this Plan.

(37)Class means a category of Claims or Interests as set forth in Section 3.03 pursuant to section 1122 of the Bankruptcy Code.

(38)Class 4 GUC Claims means all General Unsecured Claims (including, for the avoidance of doubt, the Senior Notes Claims) other than Intercompany Claims and Prepetition Secured Claims.

(39)Closing means the closing of the sale of the Acquired Property to the Purchaser in accordance with the Asset Purchase Agreement and the Sale Order.

(40)Closing Date means the date of the Closing.

(41)Common Stock means the common stock of Approach Resources Inc.

(42)Confirmation means entry by the Bankruptcy Court of the Confirmation Order on the docket of the Cases.

(43)Confirmation Date means the date on which the Confirmation Order is entered on the docket in the Cases within the meaning of Bankruptcy Rules 5003 and 9021.

(44)Confirmation Hearing means the hearing or hearings held by the Bankruptcy Court to consider Confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code,

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which may be combined with the Final Disclosure Statement Hearing, as such hearing may be continued from time to time.

(45)Confirmation Order means the order entered by the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

(46)Consummation means the occurrence of the Effective Date.

(47)Creditor means any Person who holds a Claim against any Debtor.

(48)Cure Costs means all costs required of a Debtor to cure any and all monetary defaults including pecuniary losses, pursuant to section 365 of the Bankruptcy Code, of such Debtor arising under any executory contract or unexpired lease.

(49)Debtors means individually or collectively the following debtors and debtors-in-possession: Approach Resources Inc.; Approach Midstream Holdings LLC; Approach Oil & Gas Inc.; Approach Operating, LLC; Approach Delaware, LLC; Approach Services, LLC; and Approach Resources I, LP.

(50)Debtors’ Related Persons means each Debtor’s officers, directors, advisory board members, employees, managers, financial advisors, attorneys, accountants, investment bankers, consultants, and professionals, each acting in such capacity.

(51)DIP Agent has the meaning as defined in the Final DIP Order.

(52)DIP Budgets means the budget or budgets approved in accordance with and as part of the DIP Orders entered in these Cases.

(53)DIP Facility Claims means a Claim held by the DIP Lenders for all debts, indebtedness, obligations, covenants, and duties of payment and performance arising under or relating to the DIP Facility Loan Documents or the DIP Orders, including any and all accrued but unpaid interest and any unpaid fees or charges arising under the DIP Facility Loan Documents and any and all other interest, costs, fees, or charges arising under the DIP Orders.

(54)DIP Facility Loan Agreement means the $41,250,000 Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of December 18, 2019, by and among the DIP Lenders and the Debtors, as approved by the Bankruptcy Court pursuant to the Final DIP Order, together with any amendments, modifications, or supplements thereto.

(55)DIP Facility Loan Documents means the DIP Facility Loan Agreement and the other Loan Documents (as defined in the DIP Facility Loan Agreement).

(56)DIP Lenders means, in each case only in its capacity as such, the secured parties to the DIP Facility Loan Agreement.

(57)DIP Liens has the meaning set forth in the DIP Orders.

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(58)DIP Orders means the Interim Financing Order and the Final DIP Order, together with any amendments, modifications, or supplements thereto.

(59)Disallowed means any Claim or portion thereof which has been disallowed by a Final Order and includes any Claim which is not an Allowed Claim for any other reason.

(60)Disclosure Statement means the Disclosure Statement in Support of Amended Joint Plan of Liquidation of Approach Resources Inc. and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Dkt. No. 662], as the same may be amended, modified, or supplemented from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

(61)Disputed means, in reference to a Claim or Interest, any Claim or Interest not otherwise Allowed or Disallowed pursuant to this Plan or an order of the Bankruptcy Court (a) which has been Scheduled, or hereafter is listed on the Bankruptcy Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties (or, in the case of Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, and Miscellaneous Secured Claims which have not been resolved by written agreement of the parties and the Agent or an order of the Bankruptcy Court with respect to which the Agent has had notice and an opportunity to object); (b) proof of which was required to be Filed but as to which a Proof of Claim or Interest was not timely or properly Filed; (c) proof of which was timely and properly Filed and which has been or hereafter is listed on the Bankruptcy Schedules as unliquidated, disputed, or contingent; (d) that is disputed in accordance with the provisions of this Plan; or (e) as to which a Debtor, as applicable, or the Agent or the Plan Administrator have interposed a timely objection in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by a Debtor or the Agent or the Plan Administrator in accordance with applicable law, which objection or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of determining whether a particular Claim is a Disputed Claim before the expiration of any period of limitation fixed for the interposition by a Debtor or the Agent or the Plan Administrator of objections to the allowance of Claims, any Claim that is not an Allowed Claim shall be deemed Disputed.

(62)Distribution means the payment of Cash or other property, as the case may be, in accordance with the Plan, the Confirmation Order, and, if applicable, the Plan Administrator Agreement.

(63)Distribution Date means the dates, occurring as soon as practicable after the Effective Date or as otherwise set forth in this Plan, upon which distributions are made pursuant to the terms of this Plan to Holders of Allowed Administrative Claims, and other Allowed Claims; provided, however, that should such Allowed Claims be paid in the ordinary course of business, the Distribution Date shall be the date such Allowed Claim becomes payable under the terms of any contract or agreement or applicable non-bankruptcy law.

(64)Distribution Record Date means the close of business on the fifth (5th) Business Day following the Effective Date.

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(65)Distribution Reserve Accounts means one or more of the following accounts established by the Debtors or the Plan Administrator pursuant to this Plan: the Budgeted Claims Reserve, the Professional Fee Claims Reserve, the Gift Reserve, or the Undeliverable Distribution Reserve, each of which (other than the Gift Reserve and the Professional Fee Claims Reserve) shall be subject to the Liens of the Prepetition Agent as provided in Section 4.02(b).

(66)Effective Date means the first Business Day on which all conditions precedent set forth in Section 12.01 of this Plan have been satisfied or waived as permitted hereunder.

(67)Employee Benefit Plans means any employment, compensation, pension, welfare, healthcare, bonus, incentive compensation, sick leave and other leave, vacation pay, expense, reimbursement, dependent care, retirement, savings, deferred compensation, supplemental pension, retention, workers compensation, life insurance, disability, dependent care, dependent healthcare, education, severance or other compensation or benefit plan, agreement or arrangement for the benefit of the current or former directors, officers or employees (whether salaried or hourly, active or retired) of a Debtor.

(68)Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

(69)Estates means individually or collectively the estate created for such Debtor in its Case pursuant to section 541 of the Bankruptcy Code.

(70)Exculpated Parties means, in each case only in its capacity as such, (a) the Debtors and each of their respective Related Persons, and (b) the Indenture Trustee solely in its capacity as disbursing agent with respect to the Senior Notes Claims.

(71)Executory Contract means a contract to which one or more of the Debtors is a party and that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

(72)Exhibit means an exhibit annexed either to this Plan, the Plan Documents, or the Disclosure Statement or Filed as part of the Plan Supplement.

(73)File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Cases.

(74)Final DIP Order means the Final Order (i) Authorizing the Debtors to (a) Obtain Postpetition Financing Secured by Senior Priming Liens and (b) Use Cash Collateral, (ii) Granting Liens and Providing Superpriority Administrative Expense Status, (iii) Granting Adequate Protection, (iv) Modifying the Automatic Stay, (v) Scheduling a Final Hearing, and (vi) Granting Related Relief that was entered on December 13, 2019 [Dkt. No. 110], as the same may be amended, modified or supplemented from time to time, including all exhibits and schedules thereto.

(75)Final Disclosure Statement Hearing means the hearing or hearings held by the Bankruptcy Court to consider final approval of the Disclosure Statement, which may be combined with the Confirmation Hearing, as such hearing may be continued from time to time.

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(76)Final Order means (a) an order or judgment of the Bankruptcy Court, as entered on the docket in any of the Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction; or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Cases (or in any related adversary proceeding or contested matter), in each case of (a) and (b) that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Rules, may be Filed relating to such order shall not prevent such order from being a Final Order.

(77)Free and Clear means free and clear of all Liens, Claims, Causes of Action, encumbrances, interests, pledges, security interests, rights of setoff, restrictions or limitation on use, successor liabilities, conditions, rights of first refusal, options to purchase, obligations to allow participation, agreements or rights, rights asserted in litigation matters, rights asserted in adversary proceedings in these Cases, competing rights of possession, obligations to lend, matters filed of record that relate to, evidence or secure an obligation of the Debtors or the Estates, (and all created expenses and charges) of any type under, among other things, any document, instrument, agreement, affidavit, matter filed of record, cause, or state or federal law, whether known or unknown, legal or equitable, and all liens, rights of offset, replacement liens, adequate protection liens, charges, obligations, or claims granted, allowed or directed in any Order.

(78)General Bar Date means April 8, 2020, which is the applicable date designated by the Bankruptcy Court as the last date for Persons or Entities (other than Governmental Units) to File Proofs of Claims or Interests in the Cases.

(79)General Unsecured Claim means any Claim against any Debtor that is not Secured or entitled to priority under the Bankruptcy Code or any Final Order, excluding, for the avoidance of doubt, DIP Facility Claims, Administrative Claims, Professional Fee Claims, Prepetition Secured Claims, Miscellaneous Secured Claims, Priority Tax Claims, Priority Non-Tax Claims, Intercompany Claims, or any Claim that was assumed by the Purchaser.

(80)Gift Reserve means the Distribution Reserve Account established for the Gifted Amount.

(81)Gifted Amount means $1,800,000 to be funded from Available Cash.

(82)Governance Documents means any certificate of incorporation, certificate of formation, bylaws, limited liability company agreements (or any other formation and organizational documents) of the Debtors in effect as of the Petition Date.

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(83)Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(84)Governmental Unit Bar Date means May 16, 2020, which is the applicable date designated by the Bankruptcy Court as the last date for Governmental Units to File Proofs of Claims or Interests in the Cases.

(85)Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

(86)Holder means the beneficial holder of any Claim or Interest.

(87)Impaired means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

(88)Indenture means that certain senior indenture dated as of June 11, 2013, by and among Approach Resources Inc., its Subsidiary guarantors, and Wilmington Trust, National Association, as successor trustee, as supplemented by a first supplemental indenture of even date therewith and by the Second Supplemental Indenture, together with all supplements, amendments, and modifications thereto.

(89)Indenture Trustee means Wilmington Trust, National Association, as successor trustee under the Indenture.

(90)Indenture Trustee Distribution means an amount equal to the Indenture Trustee Fees not to exceed One Hundred Twenty Thousand dollars ($120,000.00), which shall be payable from the Gift Reserve as a settlement pursuant to the terms of the Plan.

(91)Indenture Trustee Fees means all outstanding reasonable and documented actual compensation, fees, and expenses, whether incurred prior to or after the Effective Date, of (a) the Indenture Trustee, (b) Reed Smith, LLP as counsel to the Indenture Trustee, and (c) any other advisors to the Indenture Trustee, to the extent provided under the Indenture.

(92)Intercompany Claim means any Claim by a Debtor against another Debtor.

(93)Interests means the interest of any holder of equity securities in any of the Debtors represented by any issued and outstanding common stock or interests, preferred stock or interests, or other instrument evidencing a present ownership interest in any of the Debtors before the Effective Date (including before the Petition Date), whether or not transferable, any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common stock or preferred stock interests of any of the Debtors, obligating any of the Debtors to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of any of the Debtors, any claims

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arising from the rescission of a purchase, sale, or other acquisition of any outstanding common stock interests or preferred stock interests or other equity securities (or any right, claim, or interest in and to any common stock interests, preferred stock interests or other equity securities) of any of the Debtors, any claims for the payment of any distributions with respect to any common stock or preferred stock interests of any of the Debtors, and any claims for damages or any other relief arising from the purchase, sale, or other acquisition of any of the Debtors’ outstanding common stock interests, preferred stock interests or other equity securities, however evidenced, including the Common Stock.

(94)Interim Financing Order means the Interim Order (i) Authorizing The Debtors To Use Cash Collateral, (ii) Granting Adequate Protection, (iii) Modifying The Automatic Stay, (iv) Scheduling A Final Hearing, And (v) Granting Related Relief [Dkt. No. 32] that was entered on November 20, 2019, as the same may be amended, modified or supplemented from time to time, including all exhibits and schedules thereto.

(95)Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

(96)KEIP means the key employee incentive program approved by the Bankruptcy Court pursuant to the Order Granting Emergency Motion of the Debtors for an Order (I) Authorizing and Approving the Key Employee Incentive Program Pursuant to 11 U.S.C. 105, 363, and 503; and (II) Granting Related Relief [Dkt. No. 269], as such order may be amended, modified or supplemented from time to time.

(97)Lender Parties means, in each case only in its capacity as such, the DIP Lenders, the DIP Agent, the Prepetition Agent, and the Prepetition Secured Lenders, and each of their respective Related Persons.

(98)Lien means a charge against or interest in property to secure payment of a debt or performance of an obligation.

(99)Miscellaneous Secured Claim means any Secured Claim against a Debtor other than the Prepetition Secured Claims and the DIP Facility Claims, but excluding, for the avoidance of doubt, any Claim that was assumed by the Purchaser.

(100)Net Sale Proceeds means the remaining Sale Proceeds, if any, after deduction for (a) any ancillary fees payable in connection with the transactions contemplated by the Asset Purchase Agreement and approved by the Sale Order (other than Professional Fee Claims and any other fees separately treated and addressed under this Plan); and (b) any price adjustments pursuant to the Asset Purchase Agreement or Sale Order, including but not limited to post-closing adjustments, deposits, or all other amounts which reduce the amount of proceeds payable to the Debtors pursuant to and in accordance with the Asset Purchase Agreement.

(101)Order means any award, decision, writ, injunction, judgment, order, or decree entered, issued, made, or rendered by any Governmental Authority (including the Bankruptcy Court), or by any arbitrator.

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(102)Person means an individual, corporation, general or limited partnership, limited liability company, trust, liquidating trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

(103)Petition Date means November 18, 2019, the date that each Debtor filed its respective chapter 11 Case.

(104)Plan means this Joint Plan of Liquidation, including any Exhibits and all supplements, appendices, and schedules thereto, either in its present form or as the same may be altered, amended, modified, or supplemented from time to time as permitted herein and in accordance with the provisions of the Bankruptcy Code and the terms hereof.

(105)Plan Administrator means the Person identified as such in the Plan Supplement, subject to the consent of the Agent, who will serve as the initial administrator of the Post-Effective Date Debtors and effectuate the Wind-Down pursuant to this Plan (or such other Person that may subsequently be appointed as Plan Administrator pursuant to this Plan with the consent of the Agent).

(106)Plan Administrator Agreement means an agreement in form and substance acceptable to the Agent setting forth the economic arrangement and terms pursuant to which the Plan Administrator will perform its duties pursuant to this Plan.

(107)Plan Administrator Expenses means any amounts owed under the Plan Administrator Agreement and any reasonable fees (including professional fees), costs, and expenses of the Plan Administrator, which, pursuant to the Wind-Down Budget, shall be capped at $100,000 and paid from the Gift Reserve.

(108)Plan Default Notice shall have the meaning set forth in Section 16.08(a) of this Plan.

(109)Plan Documents means all documents, forms, lists and agreements contemplated under this Plan (including, but not limited to the Plan Supplement), each in form and substance acceptable to the Agent, to effectuate the terms and conditions hereof.

(110)Plan Supplement means any supplement to this Plan, and the compilation of Plan Documents and forms of documents and Exhibits to this Plan, including the Plan Administrator Agreement, the resume of and notice information for the initial Plan Administrator, the list of Retained Causes of Action, and the list of assumed Executory Contracts and Unexpired Leases and proposed Cure Costs, as amended, modified, or supplemented from time to time, and in each case in form and substance acceptable to the Agent, to be Filed by the Debtors as permitted herein on or before the Plan Supplement Filing Date.

(111)Plan Supplement Filing Date means December 4, 2020, which date may be modified by (a) the Debtors, with the consent of the Agent, or (b) order of the Bankruptcy Court.

(112)Post-Effective Date Debtor means a Debtor after the Effective Date.

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(113)Post-Effective Date Agent Professional Retainers means each of (a) a retainer in the amount of $100,000 for the payment of fees and expenses of the Agent’s counsel incurred after the Effective Date and (b) a retainer in the amount of $50,000 for the payment of fees and expenses of the Agent’s financial advisor incurred after the Effective Date, in each case to be funded by the Debtors on the Effective Date using Available Cash.

(114)Prepetition Agent means JPMorgan Chase Bank, N.A., not individually, but as Administrative Agent pursuant to the Prepetition Credit Agreement.

(115)Prepetition Collateral shall have the meaning ascribed to it in the DIP Orders.

(116)Prepetition Lien shall have the meaning ascribed to it in the DIP Orders.

(117)Prepetition Secured Lenders means the secured parties that are party to the Prepetition Secured Financing Documents.

(118)Prepetition Secured Claims means all Claims arising from or relating to the Prepetition Secured Financing Documents and the corresponding obligations and as set forth in the DIP Orders.

(119)Prepetition Secured Financing Documents means that certain Amended and Restated Credit Agreement, dated as of May 7, 2014 (as amended, the “Prepetition Credit Agreement”), by and among Approach Resources Inc. as borrower, the Prepetition Agent, and the Prepetition Secured Lenders, together with all supplements, amendments, and modifications thereto, and all other Loan Documents (as defined in the Prepetition Credit Agreement).

(120)Priority Non-Tax Claims means any Claim other than an Administrative Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code; provided, however, that, for the avoidance of doubt, any Claim assumed by the Purchaser shall not be a Priority Non-Tax Claim.

(121)Priority Tax Claim means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code; provided, however, that, for the avoidance of doubt, a Claim that was assumed by the Purchaser shall not be a Priority Tax Claim.

(122)Pro Rata means that proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims or Interests in such Class, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the proportion that a Claim or Interest in a particular Class bears to the aggregate amount of all Claims in such multiple Classes.

(123)Professional means any professional (a) employed in the Cases pursuant to sections 156, 327, 328 or 1103 of the Bankruptcy Code and (b) to be compensated for services rendered either (i) pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code; or (ii) seeking compensation and reimbursement as an administrative expense of the Debtors’ Estates.

(124)Professional Fee Claim means a Claim of a Professional for compensation or reimbursement of expenses relating to services after the Petition Date through the Effective Date.

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(125)Professional Fee Claim Reserve means the Distribution Reserve Account established for the payment of Allowed Professional Fee Claims, but only to the extent any such Allowed Professional Fee Claim is not greater than the budgeted line item for such Budgeted Expense in the Wind-Down Budget and such Allowed Professional Fee Claim exceeds the amount of any retainer or deposit held by the party to whom the Allowed Professional Fee Claim is owed.

(126)Proof of Claim (or Interest) means the proof of claim (or interest) that must be Filed by a Holder of a Claim (or Interest) by the General Bar Date or the Governmental Unit Bar Date, as applicable.

(127)Purchaser means Zarvona III-A, L.P., the entity that purchased the Acquired Property pursuant to the Asset Purchase Agreement and the Sale Order.

(128)Related Persons means, collectively, with respect to any Person, such Person’s predecessors, successors and assigns (whether by operation of law or otherwise) and their respective present and former Affiliates and subsidiaries and each of their respective current and former members, management companies, fund advisors or managers, managed accounts or funds, partners, limited partners, general partners, principals, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, officers, directors, advisory board members, employees, managers, shareholders, representatives, heirs, executors, financial advisors, attorneys, accountants, investment bankers, consultants, agents and professionals, each acting in such capacity, and any Person claiming by or through any of them (including their respective officers, directors, managers, shareholders, partners, employees, members, and professionals).

(129)Released Parties means, collectively and individually, and in each case only in its capacity as such: (a) each of the Debtors and the Debtors’ Related Persons who do not opt out of the releases contained in the Plan, (b) the Lender Parties and each of their respective Related Persons, and (c) the Indenture Trustee.

(130)Releasing Parties means, collectively, and in each case only in its capacity as such (but in each case excluding the Lender Parties, and each such Lender Party’s current and former Affiliates, and each such Lender Party’s and its current and former Affiliates’ and subsidiaries’ Related Persons, each in their capacity as such): (a) each of the Debtors’ current and former directors or officers; (b) all Holders of Claims or Interests who vote to accept the Plan; (c) the Indenture Trustee; (d) all Holders of Claims or Interests who (i) are presumed to accept the Plan; (ii) are deemed to reject the Plan; or (iii) are entitled to vote on the Plan but abstain from voting, are not entitled to vote, or vote to reject the Plan, and in each case of (i) through (iii) do not opt out of the Third Party Release on a timely submitted Ballot or opt-out form, as applicable; and (e) with respect to each of the foregoing (a) through (d), such Person and its current and former Affiliates and subsidiaries, and such Persons’ and their current and former Affiliates’ and subsidiaries’ Related Persons, each in their capacity as such.

(131)Retained Causes of Action means all Causes of Action listed on Exhibit E of the Disclosure Statement that the Debtors or the Estates may hold as of the Effective Date that are not released under this Plan.  For the avoidance of doubt, Retained Causes of Action shall not include any Claims or Causes of Action against any Released Parties.

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(132)Retained Causes of Action Proceeds means the proceeds of the resolution of Retained Causes of Action.

(133)Sale means the sale of the Acquired Property to the Purchaser pursuant to the Asset Purchase Agreement.

(134)Sale Order means the Order Approving (A) The Sale of Substantially All of the Debtors’ Assets Free and Clear of All Liens, Claims, Encumbrances and Interests; and (B) The Assumption and Assignment of Certain Contracts and Unexpired Leases [Docket No. 605].

(135)Sale Proceeds means all of the Cash received from the sale, disposition, collection or other monetization of the Acquired Property as contemplated under the Asset Purchase Agreement, including, without limitation, funds held in deposit or in escrow under or in connection with the Asset Purchase Agreement, if any.

(136)Scheduled means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Bankruptcy Schedules.

(137)Second Supplemental Indenture means that certain second supplemental indenture effective on January 27, 2019 by and among Approach Resources Inc., its Subsidiary guarantors, and Wilmington Trust, National Association, as successor trustee.

(138)Secured means, when referring to a Claim: (a) secured by a Lien on property in which an Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to this Plan or the DIP Orders as a Secured Claim.

(139)Securities Act means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended.

(140)Senior Notes means those certain unsecured 7% Senior Notes due 2021 issued by Approach Resources Inc. pursuant to the Indenture, of which Eighty Five Million Two Hundred Forty Thousand dollars ($85,240,000.00) in principal is outstanding.

(141)Senior Notes Claims means all Claims arising from or relating to the Senior Notes and the corresponding obligations.

(142)Severance Plan means the severance plan approved by the Bankruptcy Court pursuant to the Order Authorizing Debtors to Implement Non-Insider Severance Plan Pursuant to Section 363 and 503(c) of the Bankruptcy Code [Docket No. 312].

(143)Subsidiaries means a Debtor other than Approach Resources Inc.; specifically Approach Midstream Holdings LLC; Approach Oil & Gas Inc.; Approach Operating, LLC; Approach Delaware, LLC; Approach Services, LLC; and Approach Resources I, LP.

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(144)Third Party Release means the release provided by the Releasing Parties in favor of the Released Parties as set forth in Section 15.03(c) of the Plan.

(145)Unclaimed Property has the meaning set forth in Section 8.03 of this Plan.

(146)Unexpired Lease means a lease to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

(147)Unimpaired means a Claim or Interest that is not Impaired.

(148)Voting Deadline means the deadline by which a Creditor must deliver a Ballot to accept or reject this Plan as set forth in the order of the Bankruptcy Court approving the instructions and procedures relating to the solicitation of votes with respect to this Plan, which shall be December 11, 2020 at 4:00 p.m. (prevailing Central Time).

(149)Voting Record Date means the record date for voting on this Plan, which shall be November 5, 2020.

(150)Wind-Down means the process following the Effective Date for making Distributions pursuant to the Plan; liquidating or abandoning the Assets; pursuing, settling, or abandoning Retained Causes of Action or objections to Claims; and winding down, dissolving, and liquidating the Estates and the Post-Effective Date Debtors.

(151)Wind-Down Budget means the budget in form and substance acceptable to the Agent attached to the Plan Supplement and incorporated herein by reference, which shall include line items acceptable to the Agent to fund from Available Cash (a) the Budgeted Claims Reserve, (b) the Professional Fee Claims Reserve, and (c) the Gift Reserve (which shall provide for the payment of Plan Administrator Expenses and the Indenture Trustee Distribution from the Gift Reserve in accordance with the terms of the Plan), pursuant to which the Plan Administrator shall effectuate the orderly Wind-Down of the Estates in accordance with this Plan, which budget may be amended from time to time following the Effective Date with the consent of the Agent to include subsequent periods or otherwise in accordance with the Plan.

Section 1.03	Computation of Time

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

Section 1.04	Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to legal currency of the United States of America, unless otherwise expressly provided.

Section 1.05	Exhibits and Plan Supplement

All Exhibits, all Plan Documents, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be timely Filed with the Clerk of the Bankruptcy Court on or

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before the Plan Supplement Filing Date.  Holders of Claims and Interests may obtain a copy of the Filed Exhibits and the Plan Supplement upon written request to the Debtors’ counsel.  Upon their Filing, the Exhibits and the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or at the Balloting Agent’s website for these Cases at https://dm.epiq11.com/case/approachresources.  The documents contained in the Exhibits and Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.  Subject to the consent of the Agent or by announcement on the record at the Confirmation Hearing, the Debtors may modify or make additions to or subtractions from any Exhibit to this Plan or the Plan Supplement and to amend, modify or supplement any Exhibit to this Plan before the Confirmation Date.

Article II

TREATMENT OF UNCLASSIFIED CLAIMS AGAINST THE DEBTORS

THAT ARE NOT ENTITLED TO VOTE ON THE PLAN

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, Professional Fee Claims and DIP Facility Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III and Article IV hereof.  These unclassified Claims are treated as follows:

Section 2.01	Administrative Claims

Subject to the Administrative Claims Bar Date and other provisions herein and except to the extent the holder of an Allowed Administrative Claim agrees to different and less favorable treatment, the Plan Administrator shall pay, in full satisfaction and release of such Claim, to each holder of an Allowed Administrative Claim, Cash, in an amount equal to such Allowed Administrative Claim, on the later of (a) the Effective Date, and (b) the first Business Day after the date that is thirty (30) days after the date on which such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable, provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business of the Debtors, if any, shall be paid in full in accordance with the terms and conditions of the particular transactions and any applicable agreements. Cash payments of Allowed Administrative Claims constituting Budgeted Expenses (other than Allowed Professional Fee Claims) shall be paid from the Budgeted Claims Reserve; provided, however, that all Allowed Administrative Claims (other than Allowed Professional Fee Claims) not constituting a Budgeted Expense, shall instead be paid from the Gift Reserve; provided, further, however, that Allowed Professional Fee Claims shall be paid first from any retainer or deposit held by the Holder of such Claim, and subsequently from the Professional Fee Claims Reserve.

Section 2.02	Administrative Claims Bar Date

Except for Professional Fee Claims and DIP Facility Claims, all requests for allowance and payment or any other means of preserving and obtaining payment of Administrative Claims (including substantial contribution claims (but not including Professional Fee Claims or Priority Tax Claims)), that have not been paid in the ordinary course, assumed by the Purchaser, released or otherwise settled, must be filed with the Bankruptcy Court and served upon the Plan

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Administrator no later than thirty (30) days after the Effective Date (the “Administrative Claims Bar Date”).  For the avoidance of doubt, the Indenture Trustee and counsel to the Indenture Trustee are not required to file a request for allowance and payment of the Indenture Trustee’s Fees.  Any request for allowance and payment of Administrative Claims that is not filed by the Administrative Claims Bar Date will be forever disallowed and barred, and holders of such Claims will not be able to assert such Claims in any manner against the Debtors, the Debtors’ Estates, the Plan Administrator, the Post-Effective Date Debtors, or any of their respective Affiliates or representatives.  Objections to such requests must be filed and served on the requesting party by not later than sixty (60) days after the filing of the applicable request for payment of such Administrative Claims (or such longer period as may be allowed by order of the Bankruptcy Court).

Section 2.03	Priority Tax Claims

Except to the extent the Holder of an Allowed Priority Tax Claim agrees to different and less favorable treatment, the Plan Administrator shall pay, in full satisfaction and release of such Claim, to each Holder of an Allowed Priority Tax Claim, Cash, in an amount equal to such Allowed Priority Tax Claim, on the later of (a) the Effective Date; and (b) the first Business Day after the date that is thirty (30) days after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable.  Cash payments of Allowed Priority Tax Claims that are Budgeted Expenses shall be paid from the Budgeted Claims Reserve; provided, however, that all Allowed Priority Tax Claims not constituting a Budgeted Expense shall instead be paid from the Gift Reserve.

Section 2.04	Professional Fee Claims

Professional Fee Claims shall be subject to approval by the Bankruptcy Court.  Each Holder of a Professional Fee Claim seeking an award by the Bankruptcy Court of compensation for services rendered and/or reimbursement of expenses incurred through and including the Effective Date (other than substantial contribution claims under section 503(b)(4) of the Bankruptcy Code) must file and serve its respective application for allowance of such Professional Fee Claim no later than the date that is forty-five (45) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court.  Objections to applications of such Professionals for compensation and/or reimbursement of expenses must be filed and served on the Plan Administrator and the requesting Professional no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served; provided, however that the Plan Administrator shall not have standing or the authority to object to Professional Fee Claims.  Cash payments of Allowed Professional Fee Claims shall be paid (a) first, from any pre-Effective Date retainer or deposit held by the Holder of such Claim; and (b) second, to the extent any such pre-Effective Date retainer or deposit is insufficient to satisfy such Holder’s Allowed Professional Fee Claim in full, from the Professional Fee Claims Reserve.  The balance of any pre-Effective Date retainer or deposit held by the Holder of a Professional Fee Claim shall be paid to the Plan Administrator within two (2) Business Days following satisfaction in full of such Holder’s Professional Fee Claim and shall be distributed to the Prepetition Agent pursuant to Section 4.02(b).

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Section 2.05	DIP Facility Claims

To the extent not indefeasibly paid in full in Cash prior to or as of the Effective Date, the DIP Facility Claims shall be deemed to be Allowed Secured Claims and Allowed superpriority Administrative Claims in the full amount, if any, due and owing under the DIP Facility Loan Documents and the Final DIP Order as of the Effective Date.

To the extent not indefeasibly paid in full in Cash prior to or as of the Effective Date, any unpaid DIP Facility Claims shall be paid in full, in Cash, from Available Cash on or before the Effective Date in full and final satisfaction, settlement and discharge of, and in exchange for, the DIP Facility Claims.

Section 2.06	Statutory Fees

On or before the Effective Date (or as soon as reasonably practicable after such fees become due), the Debtors shall have paid in full, in Cash (including by check or wire transfer), in U.S. dollars, all fees then due and payable pursuant to section 1930 of title 28 of the United States Code. After the Effective Date, the Plan Administrator shall pay any and all post-Effective Date fees pursuant to section 1930 of title 28 of the United States Code when due and payable from the Budgeted Claims Reserve until such time as the Bankruptcy Court enters a final decree closing the Cases.

Article III

CLASSIFICATION OF CLAIMS AND INTERESTS

Section 3.01	General Notes on Classification and Treatment of Classified Claims and Interests

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests (other than Administrative Claims, Priority Tax Claims, Professional Fee Claims, and DIP Facility Claims, which are receiving the treatment set forth in Article II) are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as set forth herein.  A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. Notwithstanding anything to the contrary in this Plan, a Claim or Interest shall be deemed classified in a Class only to the extent that such Claim or Interest has not been paid, released, or otherwise settled before the Effective Date.

Section 3.02	Voting; Presumptions

(a)The Plan is being proposed as a joint plan of liquidation for all of the Debtors.  As such, the Plan is also a motion requesting that the Bankruptcy Court consolidate the Debtors and their respective Estates solely for purposes of voting on the Plan, confirming the Plan, and making distributions pursuant to the Plan.  Voting on the Plan shall be counted on a consolidated basis.  Thus, the Plan must meet the requirements for section 1129 of the Bankruptcy Code with respect to the Debtors on a consolidated basis in order to be confirmed.

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(b)On the Effective Date, solely for purposes of voting on the Plan, objecting to the allowance of Claims provided for under the Plan, and making distributions under the Plan: (i) the Assets of the Debtors will be pooled and vest in the Post-Effective Date Debtors in accordance with the terms of this Plan for the purpose of paying Allowed Claims against the Debtors; (ii) any Claim filed or asserted against any of the Debtors shall be deemed a Claim against all of the Debtors; (iii) all Claims of each Debtor against any other Debtor shall be eliminated; and (iv) any obligation of any of the Debtors and all guarantees thereof executed by any of the Debtors shall be deemed to be an obligation of each of the Debtors.  Additionally, Holders of Allowed Claims or Allowed Interests who assert identical Claims against or Interests in multiple Debtors shall be entitled to only a single satisfaction of such Claims or Interests, and any such duplicate Claims shall be deemed disallowed, expunged, and void as against the Debtors without need for the filing of a Claim objection or further order of the Bankruptcy Court and such duplicate Claims or Interests shall receive no Distribution under the Plan.

(c)Acceptance by Impaired Classes.  Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under this Plan shall be entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.

(d)Voting Presumptions.  Claims in Unimpaired Classes are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject this Plan.  Claims and Interests in Classes that do not entitle the Holders thereof to receive or retain any property under this Plan are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject this Plan.

Section 3.03	Identification of Claims and Interests

The following table designates the Classes of Claims against, and Interests in, the Debtors and specifies which of those Classes and Interest are (a) Impaired or Unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (c) deemed to accept or reject this Plan.

Class	Impairment	Entitled to Vote
Class 1 - Priority Non-Tax Claims	Unimpaired	No (Deemed to accept)
Class 2 – Prepetition Secured Claims	Impaired	Yes (Entitled to vote to accept or reject)
Class 3 – Miscellaneous Secured Claims	Unimpaired	No (Deemed to accept)
Class 4 – Class 4 GUC Claims	Impaired	Yes (Entitled to vote to accept or reject)

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Class	Impairment	Entitled to Vote
Class 5 – Intercompany Claims	Impaired	No (Deemed to reject)
Class 6 – Interests	Impaired	No (Deemed to reject)

Article IV

TREATMENT OF CLAIMS AND INTERESTS

Section 4.01	Priority Non-Tax Claims

Classification:  Class 1 consists of the Allowed Priority Non-Tax Claims.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class 1 has agreed in writing with the Debtors or Plan Administrator (subject to the Agent’s consent) to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class 1 shall receive, on account of, and in full, final, and complete satisfaction, settlement, release, and discharge of and in exchange for, such Claim, at the election of the Plan Administrator (subject to the Agent’s consent), (a) Cash equal to the amount of such Allowed Claims in Class 1, in accordance with section 1129(a)(9) of the Bankruptcy Code, on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter); and (ii) 30 days after the date such Claim in Class 1 becomes an Allowed Claim in Class 1 (or as soon as reasonably practicable thereafter); and (b) such other treatment agreed to by the Plan Administrator, subject to the consent of the Agent, required to render such Allowed Claims in Class 1 Unimpaired pursuant to section 1124 of the Bankruptcy Code.  Cash payments of Allowed Claims in Class 1 shall be paid from the Budgeted Claims Reserve; provided, however, that all Allowed Claims in Class 1 that are not Budgeted Expenses shall instead be paid from the Gift Reserve.

Voting: Claims in Class 1 are Unimpaired.  The Holders of Claims in Class 1 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, shall not be entitled to vote to accept or reject this Plan.

Section 4.02	Prepetition Secured Claims

Classification:  Class 2 consists of the Allowed Prepetition Secured Claims.

Allowance:  The Prepetition Secured Claims shall be (a) deemed Allowed in the amount of (i) $297,026,070.00 of unpaid principal, plus all interest, fees, costs, charges, and expenses due and owing pursuant to the terms of the Prepetition Secured Financing Documents and the DIP Orders less (ii) any amounts paid pursuant to the Sale Order, and (b) secured by a valid, binding, and perfected security interest in and to the properties and Assets of the Debtors pledged under the Prepetition Secured Financing Documents and as set forth in the DIP Orders.

Treatment:  The Prepetition Agent shall receive, on behalf of the Holders of the Prepetition Secured Claims:

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(a)on the Effective Date, from the Debtors, following payment of the DIP Facility Claims in full, all Available Cash, up to an amount necessary to satisfy the Prepetition Secured Claims in full, except for any portion of such Available Cash transferred by the Debtors to fund the Post-Effective Date Agent Professional Retainers and such Available Cash transferred by the Debtors or the Plan Administrator pursuant to the Wind-Down Budget to fund (i) the Budgeted Claims Reserve, (ii) the Professional Fee Claims Reserve, and (iii) the Gift Reserve; and

(b)beginning on the first calendar quarter following the Effective Date, and continuing on at least a quarterly basis thereafter, the Plan Administrator shall pay all Available Cash in excess of the amounts in the Distribution Reserve Accounts then remaining to be paid in accordance with the Wind-Down Budget, up to an amount necessary to satisfy the Prepetition Secured Claims in full.

For the avoidance of doubt, unless and until the Allowed Prepetition Secured Claims are satisfied in full, except with respect to (i) amounts payable under the Wind-Down Budget and (ii) Available Cash transferred to the Gift Reserve, all Available Cash resulting from the liquidation of Assets shall be distributed to the Holders of Allowed Prepetition Secured Claims.  All Assets vesting in the Post-Effective Date Debtors, other than Available Cash transferred to the Gift Reserve and the Professional Fee Claims Reserve, shall be subject to the Liens of the Prepetition Agent; provided, however, that such Liens shall be retained for defensive purposes only to entitle the Prepetition Agent to enforce the Distribution and other terms of this Plan; provided, further, however, that the Prepetition Agent shall not foreclose upon such retained Liens unless a Final Order is entered finding that (i) a Plan Default occurred (including if any collateral is sought to be used in a manner inconsistent with the Plan) and (ii) such default was not cured in accordance with this Plan.

Voting: Claims in Class 2 are Impaired.  The Holders of Claims in Class 2 shall be entitled to vote to accept or reject this Plan.

Section 4.03	Miscellaneous Secured Claims

Classification:  Class 3 consists of Miscellaneous Secured Claims.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (a) the Effective Date; and (b) the date on which each such Miscellaneous Secured Claim becomes an Allowed Claim, each Holder of such an Allowed Miscellaneous Secured Claim, if any, shall receive, on account of, and in full, final and complete satisfaction, settlement, and release of, and in exchange for such Allowed Miscellaneous Secured Claim, at the election of the Plan Administrator with the Agent’s consent, (i) such treatment in accordance with section 1124 of the Bankruptcy Code as may be determined by the Bankruptcy Court; (ii) payment in full, in Cash, of such Allowed Miscellaneous Secured Claim; (iii) satisfaction of any such Allowed Miscellaneous Secured Claim by delivering the collateral securing any such Claims and paying any interest fees, costs and/or expense required to be paid under section 506(b) of the Bankruptcy Code; or (iv) providing such Holder with such treatment in accordance with section 1129(b) of the Bankruptcy Code as may be determined by the Bankruptcy Court.  Cash payments of Allowed Miscellaneous Secured Claims that are Budget Expenses shall be paid from the Budgeted Claims

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Reserve; provided, however, that all Allowed Claims in Class 3 not constituting a Budgeted Expense shall instead be paid from the Gift Reserve.

Voting:  Claims in Class 3 are Unimpaired.  Each Holder of an Allowed Miscellaneous Secured Claim in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

Section 4.04	Class 4 GUC Claims

Classification:  Class 4 consists of all Class 4 GUC Claims.

Allowance: The Senior Notes Claim is Allowed in the amount of Eighty Seven Million Seven Hundred Seventy-Five Thousand Eight Hundred Ninety dollars ($87,775,890.00).

Treatment:  Each Holder of an Allowed Class 4 GUC Claim shall receive, as soon as reasonably practicable after the Effective Date, in full and final satisfaction, settlement and release of and in exchange for such Allowed Class 4 GUC Claim, its Pro Rata share of (i) the Gift Reserve, following payment of all other Claims and other amounts entitled to receive payment from the Gift Reserve under this Plan, and (ii) following the indefeasible payment in full of all Prepetition Secured Claims, all remaining Available Cash.

Voting: Claims in Class 4 are Impaired.  The Holders of Class 4 GUC Claims shall be entitled to vote to accept or reject this Plan.

Section 4.05	Intercompany Claims

Classification:  Class 5 consists of all Intercompany Claims.

Treatment:  On the Effective Date, each Intercompany Claim shall be canceled, released, and extinguished, and will be of no further force or effect nor entitled to receive any Distribution on account of such Intercompany Claims.

Voting:  Claims in Class 5 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and, accordingly are not entitled to vote to accept or reject this Plan.

Section 4.06	Interests

Classification:  Class 6 consists of all Interests in the Debtors.

Treatment:  All of the Class 6 Interests outstanding as of the Effective Date shall be eliminated, extinguished, and cancelled.  Pursuant to section 1129(b)(2)(C) of the Bankruptcy Code, Holders of Interests shall not be entitled to, nor shall they receive, any Distribution or retain any property or interest in property on account of such Interests.

Voting:  Interests in Class 6 are Impaired.  The Holders of Allowed Interests in Class 6 are deemed to have rejected this Plan and, accordingly, are not entitled to vote to accept or reject this Plan.

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Article V

ACCEPTANCE OR REJECTION OF THIS PLAN

Section 5.01	Designation of Unimpaired Classes

Classes 1 and 3 are Unimpaired.

Section 5.02	Designation of Impaired Classes

(a)Impaired Classes of Claims

Classes 2, 4, and 5 are Impaired.

(b)Impaired Classes of Interests

Class 6 is Impaired.

Section 5.03	Classes Entitled to Vote

Classes 2 and 4 are entitled to cast Ballots with respect to this Plan.

Section 5.04	Classes Not Entitled to Vote

Classes 1 and 3 are Unimpaired under this Plan and therefore, Holders of Class 1 Claims and Class 3 Claims are not entitled to cast Ballots with respect to this Plan as they are deemed to accept this Plan in accordance with section 1126(f) of the Bankruptcy Code.

Classes 5 and 6 are not entitled to receive or retain property under this Plan and are deemed to reject this Plan in accordance with section 1126(f) of the Bankruptcy Code.

Section 5.05	Sources of Cash for Distributions

Except as otherwise specifically provided herein or in the Confirmation Order, all Cash required for the payments to be made pursuant to this Plan shall be obtained from the Available Cash.

Section 5.06	Cram Down – Nonconsensual Confirmation

If each Impaired Class of Claims entitled to vote shall not accept this Plan by the requisite statutory majority provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, the Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code.  In that event, subject to the consent of the Agent or by announcement on the record at the Confirmation Hearing, the Debtors may modify this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification or any other reason in their discretion.

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Article VI

MEANS FOR IMPLEMENTATION OF THIS PLAN
AND POST EFFECTIVE DATE GOVERNANCE

Section 6.01	Plan Funding

This Plan will be funded by the Available Cash.

Section 6.02	Application of Available Cash

(a)Payment of DIP Facility Claims and Prepetition Secured Claims/Funding of Post-Effective Date Agent Professional Retainers.  On the Effective Date, (a) the Debtors shall fund the Post-Effective Date Agent Professional Retainers by (i) transferring to the Agent’s counsel an amount of Available Cash equal to $100,000 and (ii) transferring to the Agent’s financial advisor an amount of Available Cash equal to $50,000, and (b) the Debtors or the Plan Administrator, as applicable, shall (i) pay to the Agent an amount of Available Cash necessary to pay any remaining DIP Facility Claims in full (to the extent that such claims have not already been indefeasibly paid in full), and (ii) pay to the Agent for application to the Prepetition Secured Claim all remaining Available Cash, less the amount required to fund the Distribution Reserve Accounts pursuant to the Wind-Down Budget and the Plan.

(b)Professional Fee Claims Reserve and Budgeted Claims Reserve Funding.  On the Effective Date, following the funding of the Post-Effective Date Agent Professional Retainers, payment of the DIP Facility Claims in full, and the transfer of Available Cash to the Agent as set forth above and in this Plan, the Debtors or the Plan Administrator, as applicable, shall, pursuant to the Wind-Down Budget, establish Distribution Reserve Accounts funded by an amount of Available Cash sufficient to fund (i) the Budgeted Claims Reserve and (ii) the Professional Fee Claims Reserve.

(c)Gift Reserve Funding.  On the Effective Date, following the payment of the DIP Facility Claims in full, the transfer of Available Cash to the Agent as set forth above and in this Plan, and the funding of the Budgeted Claims Reserve and the Professional Fee Claims Reserve, the Debtors or the Plan Administrator, as applicable, shall establish a Distribution Reserve Account funded by an amount of Available Cash equal to the Gifted Amount to fund the Gift Reserve. The Plan Administrator Expenses and the Indenture Trustee Distribution shall be payable only from the Gift Reserve and shall be subject to the Wind-Down Budget.

Section 6.03	Retained Causes of Action

All Retained Causes of Action shall vest in the Post-Effective Date Debtors for the benefit of the Holders of Prepetition Secured Claims until the Prepetition Secured Claims are paid in full, and then for the benefit of Holders of Allowed Class 4 GUC Claims.

Section 6.04	Vesting of Assets in the Post-Effective Date Debtors

On the Effective Date, and except as otherwise set forth herein, the Assets, including, without limitation: (a) Available Cash; (b) the Distribution Reserve Accounts; and (c) all Retained

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Causes of Action, including the attorney-client privilege related to all Retained Causes of Action, shall vest in each respective Post-Effective Date Debtor pursuant to section 1141(b) of the Bankruptcy Code Free and Clear except for the Liens of the Prepetition Agent as provided in Section 4.02(b).

Section 6.05	Corporate Form

On the Effective Date, each of the Debtors shall maintain its current corporate form, which may be modified or changed at any time after the Effective Date by the Plan Administrator with the Agent’s consent in accordance with the terms of this Plan and applicable law.

Section 6.06	Officers and Directors

On the Effective Date, (a) the positions of the current directors, officers, and managers, or in the case of a governing body created by a partnership agreement, limited liability company agreement or similar agreement, the members of such governing body (such persons and the corporate directors collectively, the “Governors”) of each Debtor shall be eliminated, and each Governor shall be terminated (without the necessity of further action); and (b) to the fullest extent permitted by applicable law, the rights, powers, and duties of the Governors of each Debtor that has a Governor shall vest in the Plan Administrator, who shall serve as the sole officer and director of each Post-Effective Date Debtor after the Effective Date.  The Plan Administrator, subject to the consent of the Agent, may also elect such additional director(s) and officer(s) of each Post-Effective Date Debtor as the Plan Administrator deems necessary to implement this Plan and the actions contemplated herein.  The Plan Administrator, subject to the consent of the Agent, shall also have the power to act by written consent to remove any officer or director of any Post-Effective Date Debtor at any time with or without cause.

Section 6.07	Corporate Existence

After the Effective Date, the Plan Administrator shall, subject to the Agent’s consent and consistent with applicable non-bankruptcy law and consistent with the implementation of this Plan, merge, dissolve, liquidate, or take such other similar action with respect to each Post-Effective Date Debtor (including the cancellation of all Interests in a Post-Effective Date Debtor) and complete the winding up of such Post-Effective Date Debtor as expeditiously as practicable without the necessity for any other or further approval by this Court, but subject to the filing of a certificate of dissolution with the appropriate Governmental Unit.  The Plan Administrator may, subject to the Agent’s consent and to the extent required by applicable non-bankruptcy law, maintain a Post-Effective Date Debtor as a corporate entity in good standing until such time as such Post-Effective Date Debtor is dissolved or merged out of existence.

Section 6.08	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the later of the Effective Date and the date on which Distributions are made pursuant to the Plan (if not made on the Effective Date), except for the purpose of evidencing a right to and allowing Holders of Claims and Interests to receive a distribution under the Plan or to the extent otherwise specifically provided for in the Plan, the Confirmation Order, or any agreement, instrument, or other document entered into in connection with or pursuant to the Plan, (a) the Indenture and the Senior Notes shall be deemed cancelled, without any need for further action by

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any Person, Holder, or the Bankruptcy Court, and the Indenture Trustee shall not have any continuing duties or obligations thereunder and shall be discharged; and (b) the obligations of the Debtors pursuant, relating, or pertaining to the Indenture and the Senior Notes shall be released and discharged; except that the Indenture shall continue in effect solely for the purpose of: (i) allowing the Indenture Trustee to receive distributions from the Debtors and to make further distributions to the Holders of Senior Notes Claims (subject to the Indenture Trustee’s Charging Lien and allowing such Holders to accept distributions, on account of such Claims; (ii) preserving the Indenture Trustee’s rights to payment of fees and expenses, and allowing the maintenance, exercise, and enforcement of the Indenture Trustee’s Charging Lien under the Indenture or any related or ancillary document, instrument, agreement, or principle of law, against any money or property distributed or allocable on account of such Claims, as applicable; (iii) seeking compensation and reimbursement for any reasonable and documented fees and expenses incurred by or on behalf of the Indenture Trustee in connection with the implementation of the Plan; (iv) preserving the right of the Indenture Trustee to exculpation and indemnification from the Debtors pursuant and subject to the terms of the Indenture; (v) maintaining, enforcing, and exercising any right or obligation to compensation, indemnification, expense reimbursement, or contribution, or any other Claim or entitlement that the Indenture Trustee may have under the Indenture; and (vi) preserving the Indenture Trustee’s right to appear and be heard in the Cases or in any other proceeding in the Bankruptcy Court, including but not limited to enforcing any obligations owed to it under the Plan or Confirmation Order; provided that nothing in this Plan shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan. On the Effective Date, each Holder of a certificate or instrument evidencing a Claim that is discharged by the Plan shall be deemed to have surrendered such certificate or instrument (including the Senior Notes) in accordance with the Indenture or agreement that governs the rights of such Holder of such Claim. Such surrendered certificate or instrument shall be deemed cancelled as set forth in, and subject to the exceptions set forth in, this Section 6.08.

On and after the Effective Date, the duties and responsibilities of the Indenture Trustee under the Indenture shall be discharged and released, except (i) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Senior Notes Claims under the Indenture and (ii) with respect to any rights of the Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to holders of Claims or Interests under the Indenture, including any rights to the Indenture Trustee’s Charging Lien. After the performance by the Indenture Trustee and the Indenture Trustee’s respective representatives and professionals of any obligations and duties required under or related to the Plan or the Confirmation Order, the Indenture Trustee shall be deemed to be relieved of and released from any obligations and duties arising thereunder.

On and after the final distribution on account of the Allowed Senior Notes Claims, the Senior Notes shall be deemed to be worthless, and Depository Trust Company shall take down the relevant positions at the request of the Indenture Trustee without any requirement of indemnification or security on the part of the Debtors or the Indenture Trustee.

On the Effective Date, all Interests in the Debtors shall be terminated and extinguished and any certificates or other documents that previously evidenced ownership of those Interests shall be deemed cancelled (all without further action by any Person or the Bankruptcy Court) and shall be null and void and such certificates and documents shall evidence no rights or interests in any of

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the Debtors.  Upon cancellation of the Interests in Approach Resources Inc., neither Approach Resources Inc. nor the Plan Administrator shall file periodic or other reports with the Securities and Exchange Commission; provided, however, that Approach Resources Inc. shall continue to be subject to the requirements of the Securities Act until such time as the Plan Administrator terminates the registration of its common stock under the Securities Act and the rules and regulations promulgated thereunder.

Section 6.09	Authorization for Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Plan Administrator may, subject to the consent of the Agent, take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (d) all other actions that the Plan Administrator determines are necessary or appropriate, including the making of filings or recordings in connection with the Plan, which actions may be set forth in a Plan Supplement Exhibit.

Section 6.10	Preservation of Rights of Action; Settlement

Except to the extent such rights, Claims, Causes of Action, defenses, and counterclaims are otherwise disposed of in this Plan, the Asset Purchase Agreement, or are expressly and specifically released in connection with this Plan and/or Confirmation Order, or in any settlement agreement approved by the Bankruptcy Court during the Cases, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code: any and all rights, Claims, Retained Causes of Action (including Retained Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall vest in the Post-Effective Date Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, Claims, Causes of Action, defenses, and counterclaims have been Scheduled, listed or referred to in this Plan, the Bankruptcy Schedules, or any other document Filed with the Bankruptcy Court; and (b) the Post-Effective Date Debtors do not waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, Claim, Cause of Action, defense, or counterclaim that constitutes property of the Estates: (i) whether or not such right, Claim, Cause of Action, defense, or counterclaim has been listed or referred to in this Plan, the Bankruptcy Schedules, the Bankruptcy SOFAs, or any other document Filed with the Bankruptcy Court; (ii) whether or not such right, Claim, Cause of Action, defense, or counterclaim is currently known to any of the Debtors; and (iii) whether or not a defendant in any litigation relating to such right, Claim, Cause of Action, defense, or counterclaim Filed a Proof of Claim in the Cases, Filed a notice of appearance or any other pleading or notice in the Cases, voted for or against this Plan, or received or retained any consideration under this Plan.  Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without

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limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, Claim, Cause of Action, defense, or counterclaim, or potential right, Claim, Cause of Action, defense, or counterclaim, in this Plan, the Bankruptcy Schedules, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Plan Administrator’s right (subject to the consent of the Agent) to commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, or counterclaims that any of the Debtors have, or may have, as of the Effective Date.  Subject to the limitations in section 11.02 of this Plan and the Plan Administrator Agreement, and subject to the consent of the Agent, the Plan Administrator may, on behalf of the Post-Effective Date Debtors, commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, and counterclaims that vest in the Post-Effective Date Debtors in its sole discretion, in accordance with what is in the best interests, and for the benefit, of the Creditors.

Section 6.11	Employee Benefit Plans

Before the Effective Date, all Employee Benefit Plans other than the KEIP and Severance Plan shall be terminated in accordance with the applicable provisions of state and federal law.  Subject to the Wind-Down Budget, to the extent that any KEIP or Severance Plan obligations constituting Budgeted Expenses remain outstanding as of the Effective Date, the KEIP and Severance Plan shall vest in the Post-Effective Date Debtors in accordance with the terms of such plans such that any KEIP or Severance Plan obligations constituting Budgeted Expenses shall be enforceable by and against the Post-Effective Date Debtors and payable from the Budgeted Claims Reserve.

Section 6.12	Exclusivity Period

Subject to the consent of the Agent or by announcement on the record at the Confirmation Hearing, the Debtors may amend or modify this Plan, and solicit acceptances of any amendments to or modifications of this Plan, through and until the earlier of (a) the Effective Date; and (b) the expiration of the Debtors’ exclusive period to solicit acceptances of this Plan (as may be extended by the Bankruptcy Court) under section 1121(d) of the Bankruptcy Code.

Section 6.13	Effectuating Documents

The Plan Administrator shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.  The Plan Administrator shall be authorized to certify or attest to any of the foregoing actions.  The Debtors are authorized to perform their obligations under this Plan.

Section 6.14	Exemption from Certain Transfer Taxes

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of an Interest or transfer of property, in each case, pursuant to, in contemplation of, or in connection with the Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate or personal property transfer tax, sale or use tax, mortgage recording tax, Uniform Commercial Code

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filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, fee or charge, and upon entry of the Confirmation Order, the appropriate taxing authority, governmental officials or agents shall forgo the collection of any such tax or governmental assessment, fee or charge and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, or governmental assessment, fee or charge.

Section 6.15	Plan Administrator Closing of the Chapter 11 Cases

When (a) the Bankruptcy Court has adjudicated all applications by Professionals for final allowances of compensation for services and reimbursement of expenses and the issuance of a Final Order for each application and the payment of all amounts payable thereunder; (b) all Disputed Claims filed against the Debtors have become Allowed Claims or have been Disallowed by Final Order or otherwise pursuant to this Plan, and (c) all appropriate Distributions have been made pursuant to this Plan, the Plan Administrator shall, subject to the consent of the Agent, seek authority from the Bankruptcy Court to close the Debtors’ Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.  Notwithstanding the foregoing, the Plan Administrator may seek authority from the Bankruptcy Court to close all of the Cases other than the Case of Approach Resources, Inc. at any time after the Effective Date.

Article VII

PLAN ADMINISTRATOR

Section 7.01	The Plan Administrator Agreement

The Plan Administrator Agreement shall be included in the Plan Supplement, and must be acceptable to the Agent in form and in substance. To the extent this Section is inconsistent with the Plan Administrator Agreement, the Plan Administrator Agreement shall control for all purposes.

Section 7.02	The Plan Administrator

Subject to the Bankruptcy Court’s approval and appointment of the selection of the Plan Administrator at the Confirmation Hearing, a Person to be designated by the Agent and disclosed in the Plan Supplement shall initially serve as the Plan Administrator, and such initial Plan Administrator shall only be removable for cause. Such initial Plan Administrator’s appointment, as well as a copy of the proposed initial Plan Administrator’s resume, will be disclosed in the Plan Supplement.  Any subsequent Plan Administrator shall be appointed by the Agent.  Matters relating to the appointment, removal, and resignation of the Plan Administrator and the appointment of any successor Plan Administrator shall be set forth in the Plan Administrator Agreement.  The Plan Administrator shall retain and have all the rights, powers and duties necessary to carry out his or her responsibilities under this Plan and Plan Administrator Agreement, and as otherwise provided in the Confirmation Order.  The Plan Administrator shall be required to perform his or her duties as set forth in this Plan and the Plan Administrator Agreement.

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Section 7.03	Retention of Professionals

The Plan Administrator shall have the right to retain the services of attorneys, accountants, and other professionals that, in the reasonable discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of his or her duties.  The payment of reasonable Plan Administrator Expenses shall be subject to and paid in accordance with the Wind-Down Budget from the Gift Reserve.  The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise provided in this Plan.  Professionals of, among others, the Debtors, shall be eligible for retention by the Plan Administrator on a special counsel basis, and former employees of the Debtors shall, in the discretion of the Plan Administrator, be eligible for retention by the Plan Administrator.

The reasonable fees and expenses incurred in connection with services performed by the Plan Administrator and his or her professionals relating to the administration, liquidation, and/or distribution of Assets shall be subject to the Wind-Down Budget and, other than with respect to such fees and expenses for which a specific budgeted line item exists in the Wind-Down Budget, paid from the Gift Reserve.  Before each payment of any Plan Administrator Expenses, including the reasonable fees and expenses of the Plan Administrator’s retained professionals, and other reasonable costs, expenses, and liabilities of the Plan Administrator, the Plan Administrator and the Plan Administrator’s retained professionals shall provide written notice thereof to the Agent in such detail and with such support as the Agent may reasonably request.  If the Agent does not object to the payment of such amounts within fifteen (15) Business Days after receipt of such notice, the Plan Administrator may make such payments provided that such payments are within the Wind-Down Budget.  If the Agent objects and such objecting party and the Plan Administrator cannot agree on the appropriate amount of such payment, then the Plan Administrator may not make such payment unless he or she obtains an order from the Bankruptcy Court approving such payment.

Section 7.04	Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be disclosed in the Plan Supplement.  The payment of the reasonable fees of the Plan Administrator and any professionals retained by the Plan Administrator shall be subject to, and paid in accordance with, the Wind-Down Budget from the Gift Reserve and made in accordance with the provisions of this Plan and the Plan Administrator Agreement.

Section 7.05	Liability; Indemnification

The Plan Administrator shall not be liable for any act or omission taken or omitted to be taken in his or her capacity as the Plan Administrator, other than acts or omissions resulting from such Person's willful misconduct, gross negligence, or fraud.  The Plan Administrator may, in connection with the performance of his or her functions, and in his or her sole absolute discretion, consult with attorneys, accountants and agents, and shall not be liable for any act taken, omitted to be taken, or suffered to be done in accordance with advice or opinions rendered by such Professionals.  Notwithstanding such authority, the Plan Administrator shall be under no obligation to consult with attorneys, accountants or his or her agents, and his or her determination to not do

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so should not result in imposition of liability on the Plan Administrator unless such determination is based on willful misconduct, gross negligence, or fraud.  The Post-Effective Date Debtors shall indemnify and hold harmless the Plan Administrator and his or her agents, representatives, Professionals, and employees from and against and in respect to any and all liabilities, losses, damages, Claims, costs, and expenses, including, but not limited to reasonable attorneys’ fees and costs arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the implementation or administration of this Plan; provided, however, that no such indemnification will be made to such Persons for such actions or omissions as a result of willful misconduct, gross negligence or fraud.

Section 7.06	Powers and Duties of the Plan Administrator

Upon the Effective Date, the Plan Administrator shall have the authority and right on behalf of each Post-Effective Date Debtor, without the need for Bankruptcy Court approval (unless otherwise set forth herein), to carry out and implement all provisions of this Plan, including to:

(a)subject to Article 11, effectuate the Claims reconciliation process in accordance with and subject to the terms of this Plan, including to object to, seek to subordinate, compromise, or settle any and all Claims against or Interests in the Debtors (other than the Prepetition Secured Claims); provided, however, that, for the avoidance of doubt, nothing in this subsection (a) shall modify any rights of the Agent to object to any Claims on its own behalf in accordance with the Bankruptcy Code and Bankruptcy Rules;

(b)make Distributions to holders of Allowed Claims in accordance with this Plan; provided, however, that all Distributions on account of the Senior Notes Claims shall be made to the Indenture Trustee (and shall be subject to the Charging Lien);

(c)subject to the Wind-Down Budget, exercise its reasonable business judgment to direct and control the Wind Down under this Plan and in accordance with applicable law as necessary to maximize Distributions to holders of Allowed Claims;

(d)prepare, File, and prosecute any necessary filings or pleadings with the Bankruptcy Court to carry out the duties of the Plan Administrator as described herein;

(e)in each case with the written consent of the Agent and, when necessary, subject to Bankruptcy Court approval, prosecute all Causes of Action on behalf of the Post-Effective Date Debtors, elect not to pursue any Causes of Action, and determine whether and when to compromise, settle, abandon, dismiss, or otherwise dispose of any such Causes of Action, as the Plan Administrator may determine is in the best interests of the Post-Effective Date Debtors and Creditors;

(f)subject to the Wind-Down Budget, retain and compensate professionals to assist in performing its duties under this Plan;

(g)subject to the Wind-Down Budget, make payments on account of Professional Fee Claims and any other payments to Professionals (consistent with the terms of any Bankruptcy Court order approving such retention and subject to any applicable Bankruptcy Court approval requirements), as well as the reasonable fees and expenses of other professionals who may be

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engaged after the Effective Date;

(h)maintain the books and records and accounts of the Post-Effective Date Debtors (in good faith consultation with the Agent);

(i)subject to the consent of the Agent, invest Available Cash, including any Cash proceeds realized from the liquidation of any Assets, including any Causes of Action, and any income earned thereon;

(j)subject to the Wind-Down Budget, incur and pay reasonable and necessary expenses in connection with the performance of his or her duties under this Plan;

(k)administer each Debtor’s and Post-Effective Date Debtor’s tax obligations, including (i) filing tax returns and paying tax obligations, (ii) requesting, if necessary, an expedited determination of any unpaid tax liability of each Debtor or its estate under Bankruptcy Code section 505(b) for all taxable periods of such Debtor ending after the Petition Date through the liquidation of such Debtor as determined under applicable tax laws, and (iii) representing the interest and account of each Debtor or its estate before any taxing authority in all matters including any action, suit, proceeding, or audit;

(l)prepare and file any and all informational returns, reports, statements, returns or disclosures relating to the Debtors that are required hereunder, by any Governmental Unit or by applicable law;

(m)consult with and update the Agent when reasonably requested, including with respect to Claims and the Claims-reconciliation process, Causes of Action, the Wind-Down, and other actions relating to implementation of the Plan and provide an accounting to the Agent of all post-Effective Date receipts and disbursements on a monthly basis or such other frequency as agreed to between the Plan Administrator and Administrative Agent;

(n)pay statutory fees in accordance with this Plan;

(o)close the Chapter 11 Cases in accordance with the Plan; and

(p)perform any other duties and functions that are consistent with the implementation of this Plan.

Section 7.07	Access and Preservation of Records

The Plan Administrator shall be granted access to, among other things, the offices, books, and records relating to the Debtors or any of their businesses or operations that are in possession of the Purchaser and the Purchaser shall preserve records, all to the extent and on the terms of the Asset Purchase Agreement.

Section 7.08	Distribution Procedures

Any payments or distributions to be made by the Plan Administrator to Holders of Claims as required by this Plan shall be made only to the Holders of Allowed Claims.  No payments or

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other distributions of property shall be made on account of any Claim or portion thereof unless and until such Claim or portion thereof is Allowed.  No Distribution will be made on account of a Claim or Interest to the extent that such Claim or Interest has been Disallowed, released, withdrawn, waived, settled, or otherwise satisfied or paid, including, without limitation, payments by third-party guarantors, sureties, or insurers, whether governmental or nongovernmental.  Subject to approval of the Agent, the Plan Administrator may establish reserves for Disputed Claims, and (except with respect to the payment of Claims in Class 2) defer or delay distributions to ensure an equitable and ratable distribution to Holders of Allowed Claims, in accordance with the terms of this Plan; provided that the Plan Administrator will make Distributions of net income plus all net proceeds from any sale of the Assets to Holders of Allowed Claims in accordance with the Plan at least annually, except that the Plan Administrator may retain an amount of net income or net proceeds as is reasonably necessary to maintain the value of the Assets or to meet Claims and contingent liabilities (including Disputed Claims).  The Plan Administrator will make no Distributions upon a Claim held by a party against whom the Plan Administrator asserts any Avoidance Action until resolution of the Avoidance Action by settlement or judgment or as otherwise provided by Final Order. Notwithstanding anything to the contrary in this Plan, all Distributions on account of Senior Notes Claims shall be delivered to the Indenture Trustee in a form that is eligible to be distributed through the facilities of the Depository Trust Company.

Except as otherwise provided herein, the Distributions on account of Allowed Senior Notes Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Senior Notes Claims (to the extent thereof and as determined for federal income tax purposes) and second, to the extent the consideration exceeds the principal amount of the Allowed Senior Notes Claims, to any portion of such Allowed Senior Notes Claims for accrued but unpaid interest, if any.

Section 7.09	Closing of the Chapter 11 Cases

Subject to approval of the Agent, the Plan Administrator shall have sole authority to seek to close the Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Section 7.10	Termination

The duties, responsibilities, and powers of the Plan Administrator shall terminate after all Assets have been fully resolved, abandoned, or liquidated, the Assets have been distributed in accordance with this Plan and the Plan Administrator Agreement, and the Cases have been closed.

Section 7.11	Maintenance of Books and Records

The Plan Administrator shall retain and store such books, records, and files provided by the Debtors until such time as the Plan Administrator, subject to the consent of the Agent, determines that retention of same is no longer necessary or required under applicable law.  The right of the Post-Effective Date Debtors or the Plan Administrator to seek authorization from the Bankruptcy Court for the destruction of books and records prior to the expiration of any statutory period requiring that such records be maintained is preserved.

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Article VIII

PROVISIONS GOVERNING DISTRIBUTIONS GENERALLY

Section 8.01	Timing and Delivery of Distributions

The terms of this Plan shall govern Distributions from the Post-Effective Date Debtors.

Section 8.02	Method of Cash Distributions

Any Cash payment to be made pursuant to this Plan may be made by Cash, draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law at the option of the Plan Administrator; provided, however, that all Distributions on account of Allowed Senior Notes Claims shall be made by wire transfer to the Indenture Trustee (and shall be subject to the Charging Lien).

Section 8.03	Failure to Negotiate Checks

Checks issued in respect of distributions under this Plan shall be null and void if not negotiated within sixty (60) days after the date of issuance.  The Plan Administrator shall hold any amounts returned in respect of such non-negotiated checks.  The Holder of an Allowed Claim with respect to which such check originally was issued shall make requests for reissuance for any such check directly to the Plan Administrator.  All amounts represented by any voided check shall be deposited in the Undeliverable Distribution Reserve in accordance with Section 9.02 of this Plan and will be held until the later of six (6) months after (a) the Effective Date; and (b) the date that a particular Claim is Allowed by Final Order, and all requests for reissuance by the Holder of the Allowed Claim in respect of a voided check are required to be made before such date.  Thereafter, all such amounts shall be deemed to be forfeited “Unclaimed Property,” notwithstanding any federal or state escheat laws to the contrary and all Claims in respect of void checks and the underlying distributions shall be forever barred, estopped and enjoined from assertion in any manner against the Plan Administrator or the Post-Effective Date Debtors.

Section 8.04	Fractional Dollars

Notwithstanding any other provision of this Plan, Cash distributions of fractions of dollars will not be made; rather, whenever any payment of a fraction of a dollar would be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.  To the extent that Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Property pursuant to this Plan.

Section 8.05	Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, the Post-Effective Date Debtors, and the Plan Administrator, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Debtors, the Post-Effective Date

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Debtors, and the Plan Administrator, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanism they believe is reasonable and appropriate.  The Debtors, the Post-Effective Date Debtors, and the Plan Administrator, as applicable, reserve the right to allocate all Distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  Any amounts withheld pursuant to the Plan shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.  The Plan Administrator may require a Holder of an Allowed Claim to complete and return an Internal Revenue Service Form W-8 or W-9, as applicable to each such Holder, and any other applicable tax forms.

With respect to any Person from whom a tax identification number, certified tax identification number or other tax information required by law has not been received by the Plan Administrator within thirty (30) days from the date of such request (the “Initial Request”), the Plan Administrator may, at its option, withhold the amount reasonably determined by the Plan Administrator to be withheld from a distribution to such Person and decline to make such distribution until the information is received.  Failure of any Person to provide the information requested within six (6) months of the Initial Request shall result in the forfeiture of the affected distribution and the treatment of said distribution as Unclaimed Property.

Section 8.06	De Minimis Distributions

No Cash payment of less than twenty ($20.00) dollars shall be made to the Holder of any Claim on account of its Allowed Claim.

Section 8.07	Setoffs

Except for any Claim that is Allowed in an amount set forth in this Plan, the Debtors, the Post-Effective Date Debtors, or the Plan Administrator, as applicable, may, subject to the consent of the Agent, but shall not be required to, set off against any Claims and the payments or distributions to be made pursuant to this Plan in respect of such Claims, any and all debts, liabilities and Claims of every type and nature whatsoever that the Estates or the Debtors may have against the Holder of any Claim, but neither the failure to do so nor the Allowance of any such Claims, whether pursuant to this Plan or otherwise, shall constitute a waiver or release by the Debtors of any such Claims the Debtors may have against such Holder of any Claim, and all such Claims shall be preserved for and retained by the Post-Effective Date Debtors.

Section 8.08	Distribution Record Date

As of the Distribution Record Date, other than with respect to any publicly held securities (including the Senior Notes), all transfer ledgers, transfer books, registers and any other records maintained by the designated transfer agents with respect to ownership of any Claims will be closed and, for purposes of this Plan, there shall be no further changes in the record holders of such Claims.  The Plan Administrator shall have no obligation to recognize the transfer of any Claims

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occurring after the Distribution Record Date, and will be entitled for all purposes to recognize and deal only with the Holder of any Claim as of the close of business on the Distribution Record Date, as reflected on such ledgers, books, registers or records.

Section 8.09	Date of Distributions on Account of Allowed Claims

Except as otherwise specifically provided herein, any Distributions and delivery to be made under this Plan shall be made on the Effective Date or as soon as practicable thereafter.  In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  Any payment, delivery or Distribution by the Plan Administrator pursuant to this Plan, to the extent delivered by the United States mail, shall be deemed made when deposited by the Plan Administrator (or his or her agent or designee) (i) with the Indenture Trustee, with respect to the Allowed Senior Notes Claims or (ii) into the United States mail with respect to other Allowed Claims.  Distributions or deliveries required to be made by this Plan on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable taking into account the need to establish the Distribution Reserve Accounts and account for Disputed Claims.  Notwithstanding anything to the contrary in this Plan, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Distribution in excess of the Allowed amount of such Claim (plus any interest—and, in the case of Senior Notes Claims, fees—accruing on such Claim that is payable in accordance with this Plan and the Bankruptcy Code).

Section 8.10	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been resolved, settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

Section 8.11	Distributions After Allowance

The Plan Administrator shall make payments and Distributions from the appropriate Distribution Reserve Account to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of this Plan governing the class of Claims to which such Holder belongs.  As soon as reasonably practicable after the date that the Order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Plan Administrator shall distribute to the Holder of such Claim the distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date.  After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property that was reserved on account of such Disputed Claim, if any, shall become an Asset for the benefit of other Allowed Claims of the Class or Classes for which the Distribution Reserve Account was created.

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Article IX

RESERVES AND POST-EFFECTIVE DATE Agent Professional RETAINERS

Section 9.01	Establishment of Distribution Reserve Accounts

The Debtors or the Plan Administrator, as applicable, shall establish each of the Distribution Reserve Accounts (which, notwithstanding anything to the contrary contained in this Plan, may be effected by either establishing a segregated account or establishing book entry accounts, as determined by the Plan Administrator with the consent of the Agent).  The Distribution Reserve Accounts shall be subject to the Liens of the Prepetition Agent as provided in section 4.02(b).

Section 9.02	Undeliverable Distribution Reserve

(a)Deposits.  If a Distribution to any Holder of an Allowed Claim is returned to the Plan Administrator as undeliverable or is otherwise unclaimed, such distribution shall be deposited in a segregated, interest‑bearing account, designated as an “Undeliverable Distribution Reserve,” for the benefit of such Holder until such time as such Distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Section 8.03, Section 8.05 or Section 9.02(b) of this Plan.

(b)Forfeiture.  Any Holder of an Allowed Claim (other than the Indenture Trustee) that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed distribution within six (6) months after the first distribution is made to such Holder shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for the undeliverable or unclaimed distribution against the Debtors, the Estates, the Post-Effective Date Debtors, the Plan Administrator, or their respective properties or assets.  In such cases, any Cash or other property held by the Post-Effective Date Debtors in the Undeliverable Distribution Reserve for distribution on account of such Claims for undeliverable or unclaimed distributions, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, shall become Unclaimed Property, notwithstanding any federal or state escheat laws to the contrary and shall be available for immediate distribution by the Plan Administrator to the Holders of the Prepetition Secured Claims in accordance with Section 4.02 of this Plan.  Such Holder shall be forever barred and enjoined from asserting any such Claim for the undeliverable or unclaimed distribution against the Agent and the Holders of the Prepetition Secured Claims.

(c)Disclaimer.  The Plan Administrator and his or her respective agents and attorneys are under no duty to take any action to either (i) attempt to locate any Claim Holder (other than the Indenture Trustee), or (ii) obtain an executed Internal Revenue Service Form W-9 or other form required by law from any Claim Holder.

(d)Beneficiaries. The Unclaimed Property shall be held or deposited in the Undeliverable Distribution Reserve for the benefit of Holders of Prepetition Secured Claims.

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Section 9.03	Budgeted Claims Reserve Distribution

On or as soon as reasonably practicable after the Effective Date, the Debtors or the Plan Administrator, as applicable, shall transfer the amount set forth in the Wind-Down Budget to fund the Budgeted Claims Reserve as described in Section 6.02(b) of this Plan for the benefit of the Holders of Claims entitled to receive payment from the Budgeted Claims Reserve under this Plan.  After the payment of all such Claims, any remaining funds in the Budgeted Claims Reserve shall be paid to the Agent for the benefit of Holders of Allowed Prepetition Secured Claims.

Section 9.04	Gift Reserve Distribution

On or as soon as reasonably practicable after the Effective Date, the Debtors or the Plan Administrator, as applicable, shall fund the Gift Reserve using an amount of Available Cash equal to the Gifted Amount to be used for the purposes set forth under this Plan.

Section 9.05	Post-Effective Date Agent Professional Retainers

The Debtors or the Plan Administrator, as applicable, shall fund the Post-Effective Date Agent Professional Retainers on the Effective Date using Available Cash.  The Post-Effective Date Agent Professional Retainers may be used to pay the fees and expenses incurred by the Agent’s professionals from and after the Effective Date in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.  Any remaining funds in the Post-Effective Date Agent Professional Retainers shall be paid to the Agent for the benefit of Holders of Allowed Prepetition Secured Claims upon the completion of the Wind-Down.  On the Effective Date, the Debtors shall pay in full all accrued and unpaid fees and expenses of the Agent’s professionals as of the Effective Date and such fees and expenses shall not be subject to the approval of the Bankruptcy Court.

Section 9.06	Professional Fee Claims Reserve Distribution

On or as soon as reasonably practicable after the Effective Date, the Debtors or the Plan Administrator, as applicable, shall transfer the amount set forth in the Wind-Down Budget to fund the Professional Fee Claims Reserve for the benefit of the Holders of Professional Fee Claims entitled to receive payment from the Professional Fee Claims Reserve under this Plan.  After the payment of all such Claims, any remaining funds in the Professional Fee Claims Reserve shall be paid to the Agent for the benefit of Holders of Allowed Prepetition Secured Claims.

Article X

EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS

Section 10.01	Assumption/Rejection

Assumption, Assumption and Assignment, and Rejection of Executory Contracts and Unexpired Leases  On the Effective Date, except as otherwise provided in this Plan, each Executory Contract or Unexpired Lease not previously assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court shall be deemed rejected as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy

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Code, except for any Executory Contract or Unexpired Lease (a) identified by the Debtors with the consent of the Agent in any Plan Supplement or by announcement on the record at the Confirmation Hearing as an Executory Contract or Unexpired Lease designated for assumption by the Debtors, (b) that is the subject of a separate motion or notice to assume or reject Filed by the Debtors with the consent of the Agent or by announcement on the record at the Confirmation Hearing and pending as of the Confirmation Hearing or (c) that previously expired or terminated pursuant to its own terms.  Except as otherwise agreed to by the Debtors and the counterparty to an Executory Contract or Unexpired Lease, unless otherwise assumed by the Debtors, any Executory Contract or Unexpired Lease that remains, as of the Effective Date, the subject of a pending notice of proposed or potential assumption and assignment issued in connection with the Sale shall be deemed rejected as of such date to the extent not assumed and assigned to the applicable Purchaser in connection with the Sale.

Except as otherwise previously approved by an Order of the Bankruptcy Court, entry of the Confirmation Order by the Bankruptcy Court shall constitute an order, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, approving the assumptions, assumptions and assignments, and rejections of such Executory Contracts and Unexpired Leases as set forth in the preceding paragraph.  Unless otherwise indicated herein, assumptions, assumptions and assignments, and rejections of Executory Contracts and Unexpired Leases pursuant to this Plan shall be effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to this Plan or by Bankruptcy Court order and not assigned to a third party on or before the Effective Date shall vest in and be fully enforceable by the Post-Effective Date Debtors in accordance with its terms, except as such terms may have been modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing its assumption pursuant to section 365 of the Bankruptcy Code; provided that if an assignment is pending as of the Effective Date, the Plan Administrator shall be authorized to take any and all actions necessary to implement such assignment.

To the maximum extent permitted by law, to the extent any provision (including, without limitation, any “change of control” provision) in any Executory Contract or Unexpired Lease assumed pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease, then such provision shall be deemed modified such that the assumption and assignment contemplated by this Plan shall not entitle the counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto, except for asserting and pursuing a Claim for a Cure Amount.  Notwithstanding anything to the contrary in this Plan, the Debtors, subject to the consent of the Agent or by announcement on the record at the Confirmation Hearing, reserve the right to alter, amend, modify or supplement the Plan Supplement in their discretion prior to the Effective Date on no less than seven (7) days’ notice to any counterparty to an Executory Contract or Unexpired Lease affected thereby.

Section 10.02	Cure Amounts

With respect to any Executory Contract or Unexpired Lease assumed by the Debtors, any Claim for a Cure Cost shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Allowed amount of such Claim in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to any particular Executory

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Contracts or Unexpired Leases may otherwise agree.  In the event of a dispute regarding: (a) the Allowed amount of any Claim for Cure Costs; (b) the ability of the Post-Effective Date Debtors or another assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, no payments on account of the Claim for Cure Costs shall be made until such dispute is resolved by a Final Order.  At least seven days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, notices of proposed assumption and proposed amounts of Cure Costs to the applicable counterparties.  Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption and assignment or the related amount of any Claim for Cure Costs must be Filed, served and actually received by the Debtors on the later of (a) two days before the date of the Confirmation Hearing; and (b) five days after receiving notice of any amendment, modification or supplement to the Plan Supplement or notices of assumption and assignment.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption and assignment or the Cure Costs related thereto will be deemed to have assented to such assumption and assignment and/or Cure Cost.  Payment of the Cure Costs associated with any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, under such Executory Contract or Unexpired Lease occurring at any time prior to the effective date of the assumption and assignment. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed and assigned and with respect to which the Allowed Cure Cost has been paid shall be deemed disallowed and expunged without further notice, action, Order, or approval of the Bankruptcy Court.

Section 10.03	Insurance Policies

All insurance policies to which the Debtors have any rights as of the date of the Confirmation Order shall be deemed and treated as Executory Contracts and assumed by the Debtors unless other treatment of such policies is proposed in the Plan Supplement.

Section 10.04	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court Order, any Proofs of Claim asserting Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases pursuant to this Plan or otherwise must be Filed no later than thirty (30) days after the later of the Effective Date or the date a Final Order is entered granting the rejection.  Any Proofs of Claim arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against the Debtors, the Estates, or the Post-Effective Date Debtors without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Bankruptcy Schedules or a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as Class 4 GUC Claims and shall be treated in accordance with the particular provisions of this Plan applicable to such Claims; provided however, if the Holder of an Allowed Claim for rejection

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damages has an unavoidable security interest in any collateral to secure obligations under such rejected Executory Contract or Unexpired Lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the collateral, with the deficiency, if any, treated as a Class 4 GUC Claim.

Section 10.05	Reservation of Rights

Nothing contained in this Plan shall constitute an admission by the Debtors that any contract, joint operating agreement, oil and gas lease, or other contractual obligation or arrangements is in fact an Executory Contract or Unexpired Lease or that the Debtors have any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Plan Administrator, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter and to provide appropriate treatment of such contract or lease.

Section 10.06	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting executory contracts and unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

Article XI

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT,
AND UNLIQUIDATED CLAIMS

Section 11.01	Expunging of Certain Claims

Except as otherwise provided by a Bankruptcy Court order, all Claims marked or otherwise Scheduled as contingent, unliquidated, or disputed on the Bankruptcy Schedules and for which no Proof of Claim has been timely filed, shall be deemed Disallowed Claims and such Claims shall be expunged as of the applicable Bar Date without the necessity of filing a Claim objection and without further notice to, or action, order or approval of the Bankruptcy Court. Neither the Agent nor any of the Prepetition Lenders shall be required to file Proofs of Claim in any of the Cases in order for the Prepetition Secured Claim to be Allowed.  Any Order entered by the Bankruptcy Court in relation to the establishment of a Bar Date for any claim in any of the Cases, including the Confirmation Order, shall not apply to the Agent or the Prepetition Lenders with respect to the allowance of the Prepetition Secured Claims.

Section 11.02	Objections to Claims

(a)Authority.  Subject to the consent of the Agent, the Plan Administrator shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Claims.  Except as set forth herein, from and after the Effective Date, the Plan Administrator may, subject to the consent of the Agent, settle or compromise any Disputed Claim without approval of the Bankruptcy Court and shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law; provided, however, that (i) if the Plan

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Administrator and the Holder of a Disputed Claim agree to compromise, settle and/or resolve a Disputed Claim by granting such Holder an Allowed Claim in the amount of $25,000 or less, the Plan Administrator may compromise, settle, and/or resolve such Disputed Claim in his or her sole discretion; and (ii) if the Plan Administrator and the Holder of a Disputed Claim agree to compromise, settle, and/or resolve a Disputed Claim by granting such Holder an Allowed Claim in an amount greater than $25,000, the Plan Administrator may do so only with the consent of the Agent.

(b)Claim Objection Deadline.  As soon as practicable, but no later than the Claim Objection Deadline, the Plan Administrator may, subject to the consent of the Agent, File with the Bankruptcy Court objections to Claims and serve such objections on the Creditors holding the Claims to which such objections are made.  Nothing contained herein, however, shall limit the right of the Plan Administrator to object to Claims, if any, Filed or amended after the Claim Objection Deadline.  The Claim Objection Deadline may be extended by the Bankruptcy Court upon motion by the Plan Administrator.

Section 11.03	Estimation of Claims

Subject to the consent of the Agent, the Plan Administrator may at any time request that the Bankruptcy Court estimate any such Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Plan Administrator or the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any Disputed Claim, that estimated amount will constitute the maximum limitation on such Claim, as determined by the Bankruptcy Court and the Plan Administrator may, subject to the consent of the Agent, elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.

Section 11.04	Reduction of Claims

Notwithstanding the contents of the Bankruptcy Schedules or the Bankruptcy SOFAs, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors before the Effective Date, including pursuant to any Order of the Bankruptcy Court.  To the extent such payments are not reflected in the Bankruptcy Schedules or the Bankruptcy SOFAs, such Bankruptcy Schedules and Bankruptcy SOFAs will be deemed amended and reduced to reflect that such payments were made.  Nothing in this Plan shall preclude the Plan Administrator from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court before the Effective Date.

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Article XII

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN

Section 12.01	Occurrence of the Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied (or waived by the Agent) in accordance with the terms below:

(a)The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtors and acceptable to the Agent, and such Order shall have become a Final Order.

(b)The Plan and the Plan Supplement shall be in form and substance acceptable to the Agent.

(c)All documents and agreements necessary to implement the Plan, which documents shall be in form and substance acceptable to the Agent shall have (a) been tendered for delivery and (b) been effected or executed by all Persons party thereto, and all conditions precedent to the effectiveness of such documents and agreements (other than any conditions related to the occurrence of the Effective Date) shall have been satisfied or waived pursuant to the terms of such documents or agreements;

(d)All DIP Facility Claims shall have been paid in full in Cash.

(e)The Plan Administrator Agreement shall have been fully executed in form and substance reasonably acceptable to the Debtors and acceptable to the Agent.

(f)The Debtors shall have paid in full all accrued and unpaid fees and expenses of the Agent’s professionals as of the Effective Date.

(g)The Debtors shall have paid the Indenture Trustee Distribution.

(h)The Post-Effective Date Agent Professional Retainers shall have been fully funded.

(i)There shall not be in effect any (i) order entered by any court of any competent jurisdiction; (ii) any order, opinion, ruling or other decision entered by any administrative or governmental entity or (iii) applicable law, prohibiting or making illegal the consummation of any material Transactions contemplated by this Plan.

Section 12.02	Substantial Consummation

On the Effective Date, this Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

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Section 12.03	Waiver of Conditions

Each of the conditions set forth above may be waived in whole or in part by the Debtors with the consent of the Agent.  The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Agent regardless of the circumstances giving rise to the failure of such condition to be satisfied.

Section 12.04	Revocation, Withdrawal, or Non-Consummation

Subject to the consent of the Agent, the Debtors may revoke or withdraw this Plan at any time before the Confirmation Date and to File subsequent plans.  For each revoked or withdrawn plan, or if Confirmation or Consummation of any plan does not occur, then, with respect to any such revoked or withdrawn Plan, (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing, allowance or limiting to an amount certain of any Claim or Interests or Class of Claims or Interests), unless otherwise agreed to by the Debtors and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, and no acts taken in preparation for Consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors; or (iii) constitute an admission of any sort by the Debtors or any other Person.

Article XIII

AMENDMENTS AND MODIFICATIONS

Subject to the consent of the Agent or by announcement on the record at the Confirmation Hearing, the Debtors may alter, amend, or modify this Plan, the Plan Documents, or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time before the Confirmation Date.  Further, if any amendment, modification, or supplement to this Plan (including the Plan Supplement or a modification described herein) or any Exhibit hereto or thereto is made without the consent of the Agent or by announcement on the record at the Confirmation Hearing, then notwithstanding any other agreement to the contrary, the Agent shall have no obligation to support, or take any actions in support of, this Plan.  After the Confirmation Date and before “substantial consummation” of this Plan, as defined in section 1101(2) of the Bankruptcy Code, subject to the consent of the Agent, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan, so long as such proceedings do not (a) materially adversely affect the treatment of Holders of Claims or Interests under this Plan; or (b) materially modify any provision of the Asset Purchase Agreement or any of the Purchaser’s rights thereunder; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

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Article XIV
RETENTION OF JURISDICTION

Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)Allow, disallow, determine, liquidate, classify, estimate or establish the priority or Secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

(b)Hear and determine all applications for compensation and reimbursement of expenses of Professionals and Professional Fee Claims under sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4) of the Bankruptcy Code; provided, however, that with respect to reasonable fees and expenses of professionals retained by the Post-Effective Date Debtors and/or the Plan Administrator that are incurred from and after the Effective Date, the payment of such reasonable fees and expenses shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court except as otherwise set forth in this Plan;

(c)Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required cure or the liquidating of any Claims arising therefrom;

(d)Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Cases;

(e)Enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Sale Order and/or the Confirmation Order;

(f)Hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of this Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

(g)Consider any modifications of this Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, Consummation, or enforcement of this Plan, the Sale Order and/or the Confirmation Order;

(i)Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

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(j)Hear and determine any matters arising in connection with or relating to this Plan, the Disclosure Statement, the Sale Order and/or the Confirmation Order, the Asset Purchase Agreement, the Plan Administrator Agreement or any other contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, the Sale Order and/or the Confirmation Order;

(k)Hear and determine any disputes regarding the interpretation or implementation of the Asset Purchase Agreement;

(l)Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Cases or pursuant to this Plan;

(m)Recover all assets of the Debtors and property of the Estates, wherever located;

(n)Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(o)Hear and determine all disputes involving the existence, nature, or scope of any releases or injunctions granted in this Plan;

(p)Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(q)Enter an Order or final decree concluding or closing the Cases; and

(r)Enforce all Orders previously entered by the Bankruptcy Court.

Article XV

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

Section 15.01	Compromise and Settlements

Except for those Retained Causes of Action that vest in the Post-Effective Date Debtors, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to this Plan, including, without limitation, all Claims arising before the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in this Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.  The Indenture Trustee Distribution is being made with the express consent and

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agreement of the Holders of Allowed Prepetition Secured Claims in Class 2 as a good faith compromise and settlement of Claims and controversies between the Debtors, the Holders of Allowed Prepetition Secured Claims, and the Indenture Trustee.

Section 15.02	Satisfaction of Claims

The rights afforded in this Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever against the Debtors or their Estates, assets, properties, or interests in property.  The treatment set forth in this Plan is in full and complete satisfaction of the legal, contractual, and equitable rights that each Person holding a Claim or an Interest may have in or against the Debtors or the Estates. This treatment supersedes and replaces any agreements or rights that any Person may have in or against the Debtors, the Estates, or their respective property.  Except as otherwise provided in this Plan and/or the Confirmation Order, on the Effective Date, all Claims against and Interests in the Debtors shall be satisfied and released in full.  Neither the Debtors nor their Affiliates, their successors or assigns, shall be responsible for any pre-Effective Date obligations of the Debtors, except those expressly assumed by the Debtors and not assigned to the Purchaser.  Except as otherwise provided in this Plan and/or the Confirmation Order, all Persons and Entities shall be precluded and forever barred from asserting against the Debtors and their Affiliates, their successors or assigns, or their Estates, assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence before the Effective Date, whether or not the facts of or legal bases therefore were known or existed before the Effective Date.

Section 15.03	Releases

(a)Releases by the Debtors and Estates.  Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise expressly provided in this Plan and/or the Confirmation Order, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious formulation and implementation of the Plan and the consummation of the transactions contemplated by the Plan, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, the Debtors, on their own behalf and as representatives of their Estates, and each of their respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, and extinguish unconditionally, each and all of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that may or could have been asserted by or on behalf of the Debtors or the Debtors’ Estates, directly or indirectly, derivatively or otherwise, that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to any of the Debtors (including any of the Debtors’ capital structure, management, ownership, or operation thereof), or the Debtors’ respective assets, operations, finances, contracts, potential

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contracts, business relationships, intercompany transactions between or among the Debtors, securities, property and Estates, the Cases, the Alpine Sale, the Debtors’ in- or out-of-court restructuring efforts, or the negotiation, formulation, preparation, or solicitation of votes of the Plan, the Disclosure Statement, any Plan Supplement or related agreements, instruments or other documents, the Alpine APA, the Alpine Settlement Agreement, the Asset Purchase Agreement, the DIP Facility, the Disclosure Statement (including any contract, instrument, release, or other agreement or document—including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion—created or entered into in connection with the Plan or Plan Supplement), or any pleadings filed during the Cases, and any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

(b)Releases by Lender Parties. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise expressly provided in this Plan and/or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Lender Party shall, and shall be deemed to, completely and forever release, waive, void, and extinguish unconditionally, in each case only in its capacity as such and not otherwise, each and all of the Debtors and the Debtors’ Related Persons who do not submit an opt-out form and therefore provide a mutual release to the Lender Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to the Debtors (including the capital structure, management, ownership, or operation thereof), or the Debtors’ respective assets, operations, finances, contracts, potential contracts, business relationships, intercompany transactions between or among the Debtors, securities, property and Estates, the Cases, the Alpine Sale, the Debtors’ in- or out-of-court restructuring efforts, or the negotiation, formulation, preparation, or solicitation of votes of the Plan, the Disclosure Statement, any Plan Supplement or related agreements, instruments or other documents, the Alpine APA, the Alpine Settlement Agreement, the Asset Purchase Agreement, the DIP Facility, the Disclosure Statement (including any contract, instrument, release, or other agreement or document—including the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion—created or entered into in connection with the Plan or Plan Supplement), or any pleadings filed during the Cases, and any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

(c)Releases by Releasing Parties. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise expressly provided in this Plan and/or the Confirmation Order, for good and valuable consideration, including the service of the Released Parties to

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facilitate the expeditious formulation and implementation of the Plan and the consummation of the transactions contemplated by the Plan, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Releasing Party shall, and shall be deemed to completely and forever release, waive, void, and extinguish unconditionally each and all of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or before the Effective Date (including before the Petition Date) in connection with or related to the Debtors (including the capital structure, management, ownership, or operation thereof), or the Debtors’ respective assets, operations, finances, contracts, potential contracts, business relationships, intercompany transactions between or among the Debtors, securities, property and Estates, the Cases, the Alpine Sale, the Debtors’ in- or out-of-court restructuring efforts, or the negotiation, formulation, preparation, or solicitation of votes of the Plan, the Disclosure Statement, any Plan Supplement or related agreements, instruments or other documents, the Alpine APA, the Alpine Settlement Agreement, the Asset Purchase Agreement, the DIP Facility, the Disclosure Statement (including any contract, instrument, release, or other agreement or document—including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion—created or entered into in connection with the Plan or Plan Supplement), or any pleadings filed during the Cases, and any related act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing third-party release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing third-party release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing third-party release.

(d)Injunction Related to Releases.  Except as provided in this Plan and/or the Confirmation Order, as of the Effective Date, (i) all Entities who hold or may hold Claims or Interests and all Entities acting on behalf of such Holders; (ii) the Releasing Parties; (iii) all other parties in interest; and (iv) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred

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and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of any Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities and of all Interests or other rights of a Holder of an equity security or other ownership interest, in each case only to the extent released, determined, addressed, or otherwise provided for under this Plan: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan and/or the Confirmation Order.

(e)Deemed Consent.  Each Releasing Party shall, and shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases set forth in Section 15.03(c).

(f)Plan Obligations.  Notwithstanding the foregoing, nothing in this Section shall release any Debtor, Released Party, or other Person from its respective rights and obligations under this Plan, the Confirmation Order, the Plan Administrator Agreement, or any other Plan Document.

Section 15.04	Exculpation

The Exculpated Parties shall not be liable for any Cause of Action arising in connection with or out of the administration of the Cases, the planning of the Cases, the formulation, negotiation or implementation of this Plan, the good faith solicitation of acceptances of this Plan in accordance with section 1125(e) of the Bankruptcy Code, pursuit of Confirmation of this Plan, the Consummation of this Plan, or the administration of this Plan or the Acquired Property sold pursuant to the Asset Purchase Agreement or to be distributed under this Plan, except for (a) intentional fraud, criminal conduct, gross negligence, or willful misconduct as determined by a Final Order of the Bankruptcy Court or other court of competent jurisdiction, and (b) obligations under the Plan, the Plan Supplement, and the Confirmation Order.  All Holders of Claims and Interests are enjoined from asserting or prosecuting any Claim or Cause of Action against any protected Person as to which such Released Party has been exculpated from liability pursuant to the preceding sentence.

Section 15.05	Permanent Injunction

As of the Effective Date, in each case whether or not: (a) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted this Plan, and in order to, inter alia, preserve and promote the settlements contemplated by and provided for in this Plan, except as otherwise expressly provided in this Plan and/or the

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Confirmation Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert or which may hold or assert any Claims or any other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities of any nature whatsoever, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Interest in the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties, and/or their successors and assigns, for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest, arising before the Effective Date (including before the Petition Date), including, but not limited to:

(i)

commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties or the assets or property of any Released Party;

(ii)

enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

(iii)

creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

(iv)

except as otherwise expressly provided in this Plan and/or the Confirmation Order, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest; and

(v)

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of this Plan, the Plan Supplement and/ or the Confirmation Order relating to such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, Causes of Action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest.

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(d)No Waiver.  Notwithstanding anything to the contrary contained in this Plan, the releases and injunctions set forth in this Plan shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of the Plan Administrator, on behalf of the Post-Effective Date Debtors (but subject to the consent of the Agent), to enforce, sue on, settle or compromise the rights, Claims and other matters that vest in the Post-Effective Date Debtors pursuant to this Plan and/or the Confirmation Order.

(b)Bankruptcy Rule 3016 Compliance.  The Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that this Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

(c)Integral to Plan.  Each of the releases and injunctions provided herein is an integral part of this Plan and is essential to its implementation.  Each of the Released Parties and any other Persons protected by the injunctions set forth herein shall have the right to independently seek the enforcement of such injunctions.

Section 15.06	Setoffs

Except as otherwise expressly provided for in this Plan and/or the Confirmation Order pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, and subject to the consent of the Agent, the Debtors, the Post-Effective Date Debtors or the Plan Administrator, as applicable, may set off against any Allowed Claim or Interest and the distributions to be made pursuant to this Plan on account of such Allowed Claim or Interest (before such distribution is made), any Claims, rights, and Causes of Action of any nature that such Debtors or Post-Effective Date Debtors, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or before the Effective Date (whether pursuant to this Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to this Plan shall constitute a waiver or release by the Debtors, the Post-Effective Date Debtors, or the Plan Administrator of any such Claims, rights, and Causes of Action that the Debtors or the Post-Effective Date Debtors may possess against such Holder.  In no event shall any Holder of Claims or Interests be entitled to setoff or offset any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Post-Effective Date Debtors or their successors or assigns unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff within thirty (30) days of the Effective Date and provided notice thereof in writing to the Plan Administrator and the Post-Effective Date Debtors, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or offset pursuant to section 553 of the Bankruptcy Code or otherwise. Failure by a Holder of Claims or Interests to assert the right to setoff or recoupment within this thirty (30) period shall result in a permanent waiver of

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the right to setoff by the Holder and the Claim will no longer be enforceable against the Debtors or the Post-Effective Date Debtors or their successors or assigns.

Section 15.07	Recoupment

Except as provided in this Plan and/or the Confirmation Order, any Holder of a Claim or Interest shall not be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Plan Administrator and the Post-Effective Date Debtors within thirty (30) days of the Effective Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment. Failure by a Holder of Claims or Interests to assert the right to recoupment within this thirty (30) period shall result in a permanent waiver of the right to setoff or recoupment by the Holder and the Claim will no longer be enforceable against the Debtors or their successors or assigns.

Section 15.08	Release of Liens

Except as otherwise provided in this Plan or in any contract, instrument, release, or other agreement or document created pursuant to this Plan and expressly excluding the Liens of the Prepetition Agent as provided in Section 4.02(b), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates shall be fully released, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns.

Section 15.09	Good Faith

As of the Confirmation Date, the Debtors shall be deemed to have solicited acceptance or rejections of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

Article XVI

MISCELLANEOUS PROVISIONS

Section 16.01	Severability of Plan Provisions

If, before the Effective Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the consent of the Agent), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding,

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alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 16.02	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in this Plan, including any Holder of a Claim, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

Section 16.03	Binding Effect

In accordance with section 1141 of the Bankruptcy Code, this Plan shall be binding upon and inure to the benefit of the Debtors, the Post-Effective Date Debtors, all present and former Holders of Claims against and Interests in the Debtors (whether or not the Claim or Interest of such Holder is impaired under the Plan and whether or not such Holder has filed a Proof of Claim or accepted this Plan), any Person acquiring property under this Plan, their respective successors and assigns, including, but not limited to, the Debtors, and all other parties-in-interest in the Cases.

Section 16.04	Notices

Any notice, request, or demand required or permitted to be made or provided under this Plan to or upon the Debtors, the Post-Effective Date Debtors, the Agent, or the Plan Administrator shall be (a) in writing; (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission; and (c) deemed to have been duly given or made when actually delivered or, in the case of facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Approach Resources Inc.

Attn: Josh Dazey

One Ridgmar Centre,

6500 West Freeway, Suite 800,

Fort Worth, Texas 76116

With a copy to (which shall not constitute notice):

David M. Bennett

Thompson & Knight LLP

1722 Routh St., Suite 1500

Dallas, TX 75201

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Email: david.bennett@tklaw.com

-and-

Demetra L. Liggins

Thompson & Knight LLP
811 Main Street, Suite 2500
Houston, TX 77002
Email: Demetra.Liggins@tklaw.com

If to the Prepetition Agent or the Prepetition Secured Lenders:

J.P. Morgan Chase Bank, N.A., as Prepetition Agent

Attn: David Morris

2200 Ross Avenue, Floor 3,
Dallas, Texas 75201-2787

With a copy to (which shall not constitute notice):

William L. Wallander, Esq. and Bradley R. Foxman, Esq.

Vinson & Elkins LLP,

2001 Ross Ave., Suite 3900,

Dallas, TX 75201

If to Post-Effective Date Debtors or Plan Administrator

See Plan Supplement

Section 16.05	Term of Injunctions or Stay

Unless otherwise provided in this Plan and/or Confirmation Order, all injunctions or stays provided for in the Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in this Plan or Confirmation Order), shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in this Plan and/or Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 16.06	No Admissions

Notwithstanding anything herein to the contrary, nothing in this Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including liability on any Claim.

Section 16.07	Notice of the Effective Date

The Debtors shall file on the docket of the Bankruptcy Court a Notice of Effective Date stating that (a) all conditions to the occurrence of the Effective Date have been satisfied or waived;

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(b) the Effective Date has occurred and specifying the date thereof for all purposes under this Plan; and (c) setting forth the name, address and telephone number for the Plan Administrator.

Section 16.08	Default Under Plan

(a)Plan Default Notice.  Except or otherwise provided for in this Plan, after the Effective Date, in the event of an alleged default by the Plan Administrator under this Plan, any party alleging such default shall provide written notice of default (the “Plan Default Notice”) to the Plan Administrator at the address set forth in the Notice of Effective Date (as may be updated from time to time) filed pursuant to this Plan with a copy thereof to the Post-Effective Date Debtors’ counsel and the Agent’s counsel at the addresses set forth in this Plan and shall contemporaneously file such Plan default notice with the Bankruptcy Court.  The Plan Administrator shall have five (5) Business Days from the receipt of a Plan Default Notice to cure any actual default that may have occurred.  Following receipt of a Plan Default Notice, the Plan Administrator shall not distribute, liquidate, or otherwise dispose of Assets of the Post-Effective Date Debtors without the consent of the Agent unless and until the earlier of (a) the cure of the breach that is the basis for the Plan Default Notice, and (b) the Bankruptcy Court determines whether a default under the Plan has occurred or such default has been cured by the Plan Administrator.

(b)Reservation of Right to Dispute Plan Default Notice.  The Plan Administrator and any other party-in-interest shall have the right to dispute an alleged default that has occurred and to notify the party alleging such default that the Plan Administrator (or such other party-in-interest) contends no default has occurred.  The Bankruptcy Court shall retain jurisdiction over any such dispute and any remedy with respect thereto.

Section 16.09	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Debtors.

Section 16.10	Plan Documents

The Plan Documents are incorporated herein and are a part of this Plan as set forth in full herein.

Section 16.11	Entire Agreement

This Plan and the Plan Documents set forth the entire agreement and understanding among the parties-in-interests relating to the subject matter hereof and supersede all prior discussions and documents.

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Article XVII

CONFIRMATION REQUEST

The Debtors request Confirmation of this Plan under section 1129 of the Bankruptcy Code.  If any Impaired Class does not accept this Plan pursuant to section 1126 of the Bankruptcy Code, the Debtors request Confirmation pursuant to section 1129(b) of the Bankruptcy Code.  In that event, the Debtors, subject to the consent of the Agent or by announcement on the record at the Confirmation Hearing, may modify this Plan to the extent (if any) that Confirmation of this Plan under section 1129(b) of the Bankruptcy Code requires modification.

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Dated:December 14, 2020

Approach Resources Inc.

By:/s/ Sergei Krylov

Name:  Sergei Krylov

Title: President and Chief Executive Officer

Dated:December 14, 2020

Approach Midstream Holdings LLC

By: /s/ Sergei Krylov

Name:  Sergei Krylov

Title: President and Chief Executive Officer

Dated:December 14, 2020

Approach Oil & Gas Inc.

By: /s/ Sergei KrylovName:  Sergei Krylov

Title: President and Chief Executive Officer

Dated:December 14, 2020

Approach Operating, LLC

By: /s/ Sergei Krylov

Name:  Sergei Krylov

Title: President and Chief Executive Officer

Dated:December 14, 2020

Approach Delaware, LLC

By: /s/ Sergei KrylovName:  Sergei Krylov

Title: President and Chief Executive Officer

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Dated:December 14, 2020

Approach Services, LLC

By: /s/ Sergei Krylov

Name:  Sergei Krylov

Title: President and Chief Executive Officer

Dated:December 14, 2020

Approach Resources I, LP

By: /s/ Sergei KrylovName:  Sergei Krylov

Title: President and Chief Executive Officer

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